Exhibit 1.17

The information in the Original Offer to Purchase and Circular (as defined below) and this document may change. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission (the "SEC"). The Offeror (as defined below) may not complete the Offer (as defined below) and issue the securities issuable thereunder until the registration statement filed with the SEC is effective.

This document is important and requires your immediate attention. It should be read in conjunction with the Original Offer to Purchase and Circular. If you are in doubt as to how to deal with it, you should consult your investment advisor, broker, bank manager, trust company manager, accountant, lawyer or other professional advisor.

Company Shareholders (as defined below) in the United States should read the "Notice to Shareholders in the United States" beginning on page ( iv) of this Notice of Variation, Change and Extension.

If you have any questions, please contact Laurel Hill Advisory Group, the Information Agent in connection to the Offer, by email at assistance@laurelhill.com or by telephone at 1-877-452-7184 (Toll-Free).

The Offer has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority in any manner expressed an opinion or passed judgment upon the fairness or merits of the Offer, the securities offered pursuant to the Offer or the adequacy of the information contained in this document. Any representation to the contrary is an offence. Information has been incorporated by reference in the Offer to Purchase and Circular (as defined below) from documents filed with securities commissions or similar authorities in Canada. Copies of the documents of Strathcona Resources Ltd. incorporated therein by reference may be obtained on request without charge from the Chief Financial Officer of Strathcona Resources Ltd. at Suite 1900, 421 – 7th Avenue S.W., Calgary, Alberta, Canada T2P 4K9, Telephone: (403) 930-3000, and are also available electronically at www.sedarplus.ca.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Company Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Company Shareholders in any such jurisdiction.

September 10, 2025

NOTICE OF VARIATION, CHANGE and Extension

of OFFER TO PURCHASE

all of the outstanding Common Shares of

MEG ENERGY CORP.

by STRATHCONA RESOURCES LTD.

for amended consideration per Common Share of

0.80 of a common share of Strathcona Resources Ltd.

Strathcona Resources Ltd. ("Strathcona" or the "Offeror") hereby gives notice that it is amending the consideration and varying certain terms and conditions of its offer to purchase dated May 30, 2025 (the "Original Offer to Purchase"), on the terms and subject to the conditions of the Original Offer to Purchase, all of the issued and outstanding common shares (the "Common Shares") in the capital of MEG Energy Corp. (the "Company") not already owned by the Offeror or its affiliates, together with the associated rights to purchase Common Shares (the "SRP Rights") issued and outstanding under the Shareholder Rights Plan of the Company, including any Common Shares that may become issued and outstanding after the date of the Original Offer to Purchase but prior to the Expiry Time (as defined herein), to: (a) amend the consideration offered to Company Shareholders under the Offer (as defined herein); (b) extend the Expiry Time (as defined herein) of the Offer to 5:00 p.m. (Mountain Time) on October 20, 2025; and (c) make certain changes to the information set forth in the Original Offer to Purchase and Circular, including additional financial information.

The Offer is made only for Common Shares and the accompanying SRP Rights and is not made for any Convertible Securities of the Company.

The Offer has been extended and now remains open for acceptance until 5:00 p.m. (Mountain Time) on October 20, 2025 (the "Expiry Time"), unless the Offer is further extended, accelerated or withdrawn by the Offeror in accordance with its terms.

This Notice of Variation, Change and Extension should be read in conjunction with: (a) the Original Offer to Purchase and accompanying take-over bid circular dated May 30, 2025 (the "Original Circular" and together with the Original Offer to Purchase, the "Original Offer to Purchase and Circular"); (b) the letter of transmittal that accompanied the Original Offer to Purchase and Circular (the "Letter of Transmittal"); and (c) the notice of guaranteed delivery that accompanied the Original Offer to Purchase and Circular (the "Notice of Guaranteed Delivery", and collectively with the Original Offer to Purchase and Circular and the Letter of Transmittal, the "Original Offer Documents"). To the extent specifically set out in this document, each of the Original Offer Documents is deemed to be amended as of the date hereof to give effect to the amendments to the Original Offer to Purchase and Circular described in this document. Unless the context otherwise requires, references in this document to the "Offer", the "Circular" and the "Offer to Purchase and Circular" mean the Original Offer to Purchase, the Original Circular and the Original Offer to Purchase and Circular, respectively, each as amended and varied by this Notice of Variation, Change and Extension. Unless the context requires otherwise, terms used herein but not defined herein have the respective meanings set out in the Original Offer to Purchase and Circular.

Holders of Common Shares ("Company Shareholders") who have validly deposited and not withdrawn their Common Shares are not required to take any further action to accept the Offer. Company Shareholders who have not yet deposited their Common Shares under the Offer and who wish to accept the Offer must properly complete and execute a Letter of Transmittal (printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with Certificate(s) representing their Common Shares and all other required documents, with Odyssey Trust Company (the "Depositary") at its office at one of the addresses specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Company Shareholders may accept the Offer by following the procedures for (a) book-entry transfer of Common Shares set forth in Section 3 of the Original Offer to Purchase, "Manner of Acceptance – Acceptance by Book-Entry Transfer", or (b) guaranteed delivery set forth in Section 3 of the Original Offer to Purchase, "Manner of Acceptance – Procedure for Guaranteed Delivery", using a Notice of Guaranteed Delivery (printed on PINK paper), or a manually executed facsimile thereof or LOG option.

Company Shareholders whose Common Shares are registered in the name of an investment dealer, broker, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Such Company Shareholders must instruct their brokers or other intermediaries promptly if they wish to deposit their Common Shares under the Offer.

Questions and requests for assistance may be directed to the Information Agent by email at assistance@laurelhill.com or by phone at 1-877-452-7184 (Toll-Free). Additional copies of the Original Offer to Purchase and Circular, this Notice of Variation, Change and Extension and related materials may be obtained without charge on request from the Information Agent and are available on SEDAR+ at www.sedarplus.ca. Website addresses are provided for informational purposes only and no information contained on, or accessible from, such websites is incorporated by reference in the Offer to Purchase and Circular unless expressly incorporated by reference.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary or the Information Agent.

(ii)

Company Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer, if any, to accept the Offer. However, an investment dealer, broker, bank, trust company or other intermediary through whom Company Shareholders own Common Shares may charge a fee to deposit any such Common Shares on their behalf. Company Shareholders should consult their investment advisor, broker, bank, trust company or other intermediary to determine whether other charges will apply. Notwithstanding the foregoing, if a Company Shareholder is a Non-Exempt Shareholder, the proceeds resulting from any sale of Offeror Common Shares by a registered broker retained by the Depositary or its nominee on behalf of such Non-Exempt Shareholder may be subject to deductions in respect of brokerage commissions and other expenses. See "Notice to Shareholders in the United States" in the Original Offer to Purchase and Circular.

The Information Agent for the Offer is:

Toll-Free Phone: 1-877-452-7184

Email: assistance@laurelhill.com

(iii)

notice to shareholders in the united states

The Offer is made in the United States by a foreign issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Offer to Purchase and Circular, including this Notice of Variation, Change and Extension, and related documents in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different than those of the United States. Financial statements included or incorporated by reference into the Offer to Purchase and Circular have been prepared in accordance with IFRS® Accounting Standards, as issued by the International Accounting Standards Board ("IFRS"), and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

The Offer to Purchase and Circular, including this Notice of Variation, Change and Extension, is subject to applicable disclosure requirements under Canadian securities Laws. Company Shareholders resident in the United States should be aware that such requirements are different from those of the United States applicable to prospectuses and circulars for tender offers of United States domestic issuers registered under the U.S. Securities Act and under the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), and the respective rules and regulations promulgated thereunder.

The Offeror has filed with the SEC a Registration Statement on Form F-10 (the "Registration Statement") under the U.S. Securities Act, including the Offer to Purchase and Circular and other documents and information. COMPANY SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE OFFER TO PURCHASE AND CIRCULAR, ALL DOCUMENTS INCORPORATED BY REFERENCE THEREIN AND ANY OTHER RELEVANT DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFEROR, THE COMPANY AND THE OFFER. When they become available, investors and Company Shareholders will be able to obtain such documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror and the Information Agent. You may direct requests for documents to the Information Agent at assistance@laurelhill.com or by telephone at 1-877-452-7184 (Toll-Free). To obtain timely delivery, such documents should be requested no later than five business days before the Expiry Time.

Company Shareholders should be aware that the disposition of their Common Shares and the acquisition, holding and disposition of Offeror Common Shares by them may have tax consequences both in the United States and in Canada. Such consequences for Company Shareholders who are resident in, or citizens of, the United States may not be described fully in the Offer to Purchase and Circular and Company Shareholders are encouraged to consult their tax advisors. See Section 10 of this Notice of Variation, Change and Extension, "Certain Canadian Federal Income Tax Considerations" and Section 11 of this Notice of Variation, Change and Extension, "United States Federal Income Tax Considerations".

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated in Alberta, Canada, some or all of the Offeror's officers and directors and some or all of the experts named in the Offer to Purchase and Circular reside outside of the United States, and all or a substantial portion of the Offeror's assets and of the assets of such persons are located outside the United States. Company Shareholders in the United States may not be able to sue the Offeror or the Offeror's officers or directors in a non-U.S. court for violation of United States federal securities laws. It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce a judgment obtained from a court of the United States.

THE OFFEROR COMMON SHARES AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER TO PURCHASE AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

(iv)

The Offer is being made for the securities of a Canadian company that does not have securities registered under Section 12 of the U.S. Exchange Act. The Offer is not subject to Section 14(d) of the U.S. Exchange Act, or Regulation 14D promulgated by the SEC thereunder, except for any requirements thereunder applicable to exchange offers commenced before the effectiveness of the related registration statement. The Offer is being conducted in accordance with Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated thereunder, as applicable.

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED FOR OFFER AND SALE IN CERTAIN U.S. STATES WHERE SHAREHOLDERS MAY RESIDE.

(v)

1.	Amended Consideration	6
2.	Extension of the Offer	7
3.	Reasons to Accept the Offer	7
4.	Recent Developments	8
5.	Updated Consolidated Capitalization	10
6.	Updated Authorized and Outstanding Share Capital	12
7.	Updated Price Range and Trading Volume	13
8.	Updated Prior Sales	13
9.	Updated Source of Funds	13
10.	Certain Canadian Federal Income Tax Considerations	14
11.	United States Federal Income Tax Considerations	19
12.	Updated Unaudited Pro Forma Condensed Consolidated Financial Statements	26
13.	Manner of Acceptance	26
14.	Take-Up of and Payment for Deposited Common Shares	26
15.	Withdrawal of Deposited Shares	26
16.	Amendments and Variations to Original Offer Documents	26
17.	Offerees' Statutory Rights	26
18.	Directors' Approval	27

certificate of strathcona resources ltd.	C-1
APPENDIX A: UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	A-1
APPENDIX B: OFFEROR PRESENTATION OF BENEFITS FOR THE PROPOSED COMBINATION	B-1

currency

All references to "$" in this Notice of Variation, Change and Extension mean Canadian dollars and all references to "US$" in this Notice of Variation, Change and Extension mean United States dollars, except where otherwise indicated.

RISK FACTORS

The acceptance of the Offer and an investment in the Offeror Common Shares offered pursuant to the Offer are subject to certain risks. In assessing the Offer, Company Shareholders should carefully consider the risks described in the Offer to Purchase and Circular. Such risks may not be the only risks applicable to the Offer or the Offeror. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely impact the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of the Offeror. See Section 24 of the Original Circular, "Risk Factors".

INFORMATION CONTAINED IN THIS Notice of Variation, CHANGE and Extension

Certain information contained in this Notice of Variation, Change and Extension has been taken from or is based on documents that are expressly referred to herein. All summaries of, and references to, documents that are specified in this Notice of Variation, Change and Extension as having been filed, or that are contained in documents specified as having been filed, on SEDAR+ are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under the Offeror's profile at www.sedarplus.ca. Company Shareholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from the Information Agent at assistance@laurelhill.com or by telephone at 1-877-452-7184 (Toll-Free).

As of the date of this Notice of Variation, Change and Extension, the Offeror has not had access to the non-public books and records of the Company and the Offeror is not in a position to independently assess or verify certain of the information in the Company's publicly filed documents, including its financial statements and reserves disclosures. The Company has not reviewed the Offer to Purchase and Circular and has not confirmed the accuracy and completeness of the information in respect of the Company contained herein. As a result, all historical information regarding the Company included herein, including all Company financial and reserves information, and all pro forma financial, operational and reserves information reflecting the effects of a combination of the Offeror and the Company, has been derived, by necessity, from the Company's public reports and securities filings as of September 9, 2025. While the Offeror has no reason to believe that such publicly filed information is inaccurate or incomplete, the Offeror does not assume any responsibility for the accuracy or completeness of any such information. See Section 24 of the Original Circular, "Risk Factors – Risk Factors Related to the Offer and the Offeror – The Offeror has been unable to independently verify the accuracy and completeness of the Company information in this Offer to Purchase and Circular". None of the Company's public reports or securities filings are or have been incorporated by reference into the Offer to Purchase and Circular.

This Notice of Variation, Change and Extension, including the "Offeror Presentation of Benefits for the Proposed Combination" appended as Appendix B, contains certain metrics, non-GAAP measures and forward-looking information. Company Shareholders are referred to the advisories below and the "Advisories" section of such presentation for further information.

Information contained in this document is given as of September 9, 2025, unless otherwise specifically stated.

availability of disclosure DOCUMENTS

The Offeror is a reporting issuer or the equivalent in all of the provinces of Canada and files its continuous disclosure documents with the applicable Securities Regulatory Authorities. Such documents are available under Strathcona's profile on SEDAR+ at www.sedarplus.ca.

1

Oil and gas information advisory

In respect of 2024 year-end reserves and resources information of the Offeror contained or incorporated by reference in the Original Offer to Purchase and Circular, the Offeror's reserves and resources have been evaluated in accordance with Canadian reserves evaluation standards under NI 51-101. McDaniel & Associates Consultants Ltd., an independent petroleum consulting firm based in Calgary, Alberta, has evaluated the petroleum and natural gas reserves associated with the Offeror's interests in Alberta, British Columbia and Saskatchewan. Such estimates constitute forward-looking information, which are based on values that the Offeror's management believes to be reasonable and are subject to the same limitations discussed under "Forward-Looking Information" in the Original Offer to Purchase and Circular and this Notice of Variation, Change and Extension. For more information on the reserves and resources of the Offeror, including definitions of proved and probable reserves and contingent resources, the Offeror's interests therein, location of the reserves and contingent resources and the product types reasonably expected therefrom, please see Strathcona's AIF, which is incorporated by reference in the Original Offer to Purchase and Circular and which may be obtained through SEDAR+ at www.sedarplus.ca.

The Notice of Variation, Change and Extension contains various references to the abbreviation "boe", which means barrels of oil equivalent. The Offeror has adopted the standard of six thousand cubic feet of gas to one barrel of oil (6 mcf:1 bbl) when converting natural gas to boe. Any figure presented in boe may be misleading, particularly if used in isolation. The foregoing conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of oil as compared to natural gas is significantly different from the energy equivalent of 6:1, utilizing a conversion on a 6:1 basis may be misleading.

NI 51-101 includes condensate within the natural gas liquids product type. The Offeror has disclosed condensate as combined with light oil and separately from other natural gas liquids in this Notice of Variation, Change and Extension because the price of condensate as compared to other natural gas liquids is currently significantly higher and the Offeror believes that this presentation provides a more accurate description of its operations and results therefrom. References to "oil and condensate" and "oil" in this Notice of Variation, Change and Extension refer to (a) with respect to the Offeror, collectively, bitumen, heavy crude oil, light and medium crude oil and other natural gas liquids (comprised of ethane, propane and butane only), and (b) with respect to the Company, bitumen. References to "natural gas" in this Notice of Variation, Change and Extension refer to conventional natural gas. All production is presented on a gross basis (as defined in NI 51-101) unless otherwise stated.

This Notice of Variation, Change and Extension contains metrics commonly used in the oil and gas industry, including "net asset value" and "reserves life index". These terms do not have a standardized meaning and may not be comparable to similar measures presented by other companies, and therefore should not be used to make such comparisons. Readers are cautioned as to the reliability of oil and gas metrics used in this Notice of Variation, Change and Extension. Management of the Offeror uses these oil and gas metrics for its own performance measurements and to provide investors with measures to compare the Offeror's projected performance over time; however, such measures are not reliable indicators of the Offeror's future performance, which may not compare to the Offeror's performance in previous periods, and therefore should not be unduly relied upon. "Net asset value" forecasts oil and natural gas sales (based on sales volumes and prices received, including for sales of purchased product), royalty expenses, all operating and transportation costs, capital expenditures, and decommissioning expenses, and all other forecasted expenses until all of the company's reserves are depleted, discounted back at various discount rates. "Reserves life index" is calculated by dividing the applicable reserves and/or contingent resources by expected production.

2

forward-looking INFORMATION

Certain statements contained in this Notice of Variation, Change and Extension, or incorporated by reference in the Offer to Purchase and Circular, contain "forward-looking information" within the meaning of applicable Canadian securities Laws and "forward-looking statements" within the meaning of applicable U.S. securities Laws (collectively, "forward-looking information") and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events, and is therefore subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking information. Often, but not always, forward-looking information can be identified by the use of forward-looking words such as "believes", "plans", "expects", "intends" and "anticipates", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "should", "would", "might" or "will" be taken, occur or be achieved. Forward-looking information contained in this Notice of Variation, Change and Extension includes, but is not limited to, statements relating to: expectations relating to the Offer and information concerning the Offeror's plans for the Company in the event the Offer is successful; the results, effects and timing of the Offer and completion of any Compulsory Acquisition or Subsequent Acquisition Transaction; the satisfaction or waiver of the conditions to consummate the Offer; the anticipated effects of the Offer and expected benefits of depositing Common Shares under the Offer, both to Offeror Shareholders and Company Shareholders; expectations relating to the Offeror's intention to pay the Special Distribution (as defined below) to Offeror Shareholders, including the rationale, anticipated form and amount of, and source of funding for, the Special Distribution, timing thereof and expected approvals therefor; the expectation that, if the Offer is completed, Company Shareholders who deposit Common Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction will be entitled to participate in the Special Distribution; the intention of the Offeror to hold a special meeting of Offeror Shareholders to approve the Special Distribution and the timing thereof; the anticipated strategic, operational and financial benefits that may result from the combination of the Offeror and the Company, including but not limited to the size and scale of the combined company, the expected ownership of the combined company; the expected accretion to both Company Shareholders and Offeror Shareholders, including in respect of funds flow per share, funds flow less sustaining capital expenditure per share, net asset value (PV-10 (before tax)) per share and production per share; expectations that the combination of the Company and the Offeror may lead to a higher trading multiple, increased daily trading volume and eligibility for index inclusion; the expected potential cost synergies identified by the Offeror in connection with the combination of the Offeror and the Company, including the categories and amounts thereof, including with respect to overhead, interest, capital expenditures and operating costs, among others, and the related benefits thereof; the combined company achieving an investment grade credit rating, and the resulting cost of capital and unsecured capital structure; other anticipated strategic, operational and financial benefits that may result from the combination of the Offeror and the Company; the tax treatment of Company Shareholders; and the Offeror's intention with respect to the Company Bonds upon completion of the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction, as applicable. Company Shareholders are encouraged to consult the information provided under the heading "Forward-Looking Information" commencing on page (xx) of the Original Offer to Purchase and Circular for important information respecting the forward-looking information provided therein.

Although the Offeror believes that the expectations reflected by the forward-looking information presented in the Offer to Purchase and Circular are reasonable, the Offeror's forward-looking information is based on assumptions and factors concerning future events that may prove to be inaccurate. Those assumptions and factors are based on information currently available to the Offeror about itself and the Company and the businesses in which they operate. Information used in developing forward-looking information has been acquired from various sources, including third party consultants, suppliers and regulators, among others. The material assumptions used to develop the forward-looking information herein include, but are not limited to: the conditions of the Offer will be satisfied on a timely basis in accordance with their terms; the ability of the Offeror to complete the combination of the Offeror and the Company, pursuant to the Offer or otherwise, and to integrate the Offeror's and the Company's respective businesses and operations and realize the anticipated strategic, operational and financial benefits synergies from the acquisition of the Company by the Offeror; the ability of the Offeror to fund the Special Distribution, including the expected sources of funding therefor and the anticipated impact thereof on the Offeror's financial position; the ability of the Offeror to obtain all approvals required to complete the Special Distribution in a timely manner or at all; the anticipated synergies and other anticipated benefits of the Offer will be realized in a manner consistent with the Offeror's expectations; future production rates and estimates of capital and operating costs of the combined company; the combined company's reserves volumes and the net present values thereof; anticipated timing and results of capital expenditures of the combined company; the Company's public disclosure is accurate and that the Company has not failed to publicly disclose any material information respecting the Company, its business, operations, assets, material agreements, or otherwise; there will be no material changes to Laws adversely affecting the Offeror's or the Company's operations; and the impact of the current economic climate and financial, political and industry conditions on the Offeror's and the Company's operations, including its financial condition and asset value, will remain consistent with the Offeror's current expectations. All figures and descriptions provided in this Notice of Variation, Change and Extension related to the Offer, including with respect to the Consideration (as defined below), reasons for the Offer, the potential benefits to the Company Shareholders and expected pro forma effects, are based on and assume the following: (a) the Offeror's and the Company's respective dividends, liquidity, debt, credit ratings, debt costs and assets (including reserves and resources), will not change from September 9, 2025, in the case of the Offeror, and from what the Offeror has ascertained from the Company's public filings on SEDAR+ up to and including September 9, 2025, in the case of the Company, and in the case of reserves and contingent resources, as applicable, those reported by the Offeror and the Company in their respective most recent annual information forms for the year ended December 31, 2024; (b) 254,378,035 Common Shares are issued and outstanding immediately prior to the date of this Notice of Variation, Change and Extension and 2,565,205 Common Shares are issuable pursuant to the exercise, exchange or conversion, as applicable, of the Convertible Securities outstanding immediately prior to the date of this Notice of Variation, Change and Extension; (c) that all of the Common Shares are deposited under the Offer pursuant to the terms thereof or acquired by the Offeror pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction for the purpose of the Company becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of the Offeror; and (d) no other Common Shares or Offeror Common Shares are issued before the successful completion of the Offer. Assumptions have also been made with respect to future oil and gas prices, differentials and future foreign exchange and interest rates. Although the Offeror believes that the assumptions made and the expectations represented by such information are reasonable, there can be no assurance that the forward-looking information herein will prove to be accurate.

3

Because actual results or outcomes could differ materially from those expressed in any forward-looking information, Company Shareholders should not place undue reliance on any such forward-looking information. By its nature, forward-looking information is based on assumptions and involves known and unknown risks, uncertainties and other factors that may cause the Offeror's actual results, performance or achievements, or industry results, to be materially different from future results, performance or achievements expressed or implied by such forward-looking information. In particular, there are certain risks related to the consummation of the Offer and the combination of the Offeror and the Company, and the business and operations of the Company and the Offeror (including the business and operations that are currently being conducted and undertaken by the Offeror and those that will be conducted and undertaken by the Offeror upon consummation of the Offer) including, but not limited to: changes in general economic conditions in Canada, the United States and elsewhere; changes in operating conditions (including as a result of weather patterns); the volatility of prices for oil and natural gas and other commodities; commodity supply and demand; fluctuations in foreign exchange and interest rates; changes or proposed changes in applicable tariff rates; availability of financial resources and/or third-party financing; conditions required for declaring the Special Distribution not having been satisfied; the inability of the Offeror to procure the approvals required to complete the Special Distribution, in a timely manner or at all; availability of equipment, materials and personnel; defaults by counterparties under commercial arrangements to which the Company or the Offeror (or any of their respective subsidiaries) is a party; an inability to procure Regulatory Approvals in a timely manner or on terms satisfactory to the Offeror; new or changing Laws (domestic and foreign); the risk of failure to satisfy the conditions to the Offer; the risk that the anticipated synergies and other benefits of the Offer may not be realized; and the risk that actual operating results may differ significantly from projections and expectations. In addition, Company Shareholders are cautioned that the actual results of the Offeror following the successful completion of the Offer may differ materially from the expectations expressed herein as a result of a number of additional risks and uncertainties. For a further discussion regarding the risks related to the Offer and the Offeror, see Section 24 of the Original Circular, "Risk Factors". Some of these risks, uncertainties and other factors are similar to those faced by other oil and gas companies and some are unique to the Offeror. Strathcona's AIF and other documents filed by the Offeror with the applicable Securities Regulatory Authorities (accessible through the SEDAR+ website www.sedarplus.ca) further describe risks, material assumptions and other factors that could influence actual results and are incorporated by reference in the Offer to Purchase and Circular.

The declaration of the Special Distribution on Offeror Common Shares is at the sole discretion of the Offeror Board and will continue to be evaluated. There are factors that may result in the Offeror not declaring the Special Distribution, including changes to its free cash flow, operating results, capital requirements, financial position, debt levels, market conditions or corporate strategy and the need to comply with requirements under its debt agreements and applicable Laws respecting the declaration and payment of distributions. There are no assurances as to the declaration and payment of the Special Distribution or the amount or timing of any such distribution.

This Notice of Variation, Change and Extension contains information that may constitute financial outlook about the prospective financial performance, financial position or cash flows of the company resulting from the combination of the Offeror and the Company, all of which is subject to the same assumptions, risk factors, limitations and qualifications described in this Notice of Variation, Change and Extension, including the appendices hereto, and in the documents incorporated by reference in the Offer to Purchase and Circular. The financial outlook included in this Notice of Variation, Change and Extension has been prepared by, and is the responsibility of, management of the Offeror. Company Shareholders are cautioned that the assumptions used in the preparation of such financial outlook, although considered reasonable, and reflecting the best estimates and judgments and assumptions that are reasonable in the circumstances, at the time of preparation, may prove to be imprecise or inaccurate and, as such, undue reliance should not be placed on the financial outlook. The actual results, performance and achievements of the combined company could differ materially from those expressed in, or implied by, financial outlook. The Offeror has included financial outlook in order to provide Company Shareholders with a more complete perspective on the combined company's future operations and current expectations of the Offeror's management relating to the combined company's future performance following completion of the Offer. Company Shareholders are cautioned that such information may not be appropriate for other purposes. Management of the Offeror has approved the financial outlook contained herein as of the date of this Notice of Variation, Change and Extension.

4

New factors emerge from time to time and it is not possible for management of the Offeror to predict all of such factors and to assess in advance the impact of each such factor on the Offeror's or the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking information. The impact of any one factor on any particular forward-looking information is not determinable with certainty as such factors are dependent upon other factors, and the Offeror's course of action would depend upon management's assessment of the future considering all information available to it at the relevant time.

Any forward-looking information contained in this Notice of Variation, Change and Extension is provided as of the date hereof and the Offeror does not undertake any obligation to update or to revise any of the forward-looking information included herein, except as required by applicable securities Laws. The forward-looking information contained in this Notice of Variation, Change and Extension is expressly qualified by this cautionary statement.

NON-GAAP FINANCIAL MEASURES AND RATIOS

This Notice of Variation, Change and Extension makes reference to certain financial measures and ratios which are not recognized measures under generally accepted accounting principles ("GAAP") and do not have a standardized meaning prescribed by IFRS. Accordingly, the Offeror's use of these terms may not be comparable to similarly defined measures presented by other companies.

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Notice of Variation, CHANGE and Extension

September 10, 2025

TO:	THE HOLDERS OF COMMON SHARES OF MEG ENERGY CORP.

This Notice of Variation, Change and Extension amends, varies and supplements the information provided in the Original Offer to Purchase and Circular pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares not already owned by the Offeror or its affiliates, together with the associated SRP Rights, including, without limitation, any Common Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time.

As set out in this Notice of Variation, Change and Extension, the Offeror has: (a) amended the consideration offered to Company Shareholders under the Offer; (b) extended the Expiry Time of the Offer to 5:00 p.m. (Mountain Time) on October 20, 2025; and (c) made certain changes to the information set forth in the Original Offer to Purchase and Circular, including providing additional financial information. Consequential amendments in accordance with this Notice of Variation, Change and Extension are deemed to be made, where required, to the Original Offer Documents. Except as otherwise set out in this Notice of Variation, Change and Extension, the terms and conditions set out in the Original Offer Documents continue to remain in effect, unamended. This Notice of Variation, Change and Extension should be read in conjunction with the Original Offer Documents.

1.	Amended Consideration

The Offeror has amended the Original Offer to Purchase to amend the consideration under the Offer. Under the Offer, as amended, each Company Shareholder will receive consideration per Common Share of 0.80 of an Offeror Common Share (the "Consideration"). Company Shareholders who have validly deposited and not withdrawn their Common Shares are not required to take any further action to accept the Offer. Upon acceptance of the Offer, each Company Shareholder whose Common Shares are taken up by the Offeror will be entitled to receive the Consideration described in this Notice of Variation, Change and Extension. Company Shareholders who are resident, or deemed to be resident, in Canada, hold their Common Shares as capital property and sell their Common Shares pursuant to the Offer generally will not realize a capital gain (or capital loss) as a result of an automatic tax-deferred "rollover" pursuant to Section 85.1 of the Tax Act (and the corresponding provisions of any applicable provincial legislation). See Section 10 of this Notice of Variation, Change and Extension, "Certain Canadian Federal Income Tax Considerations".

The Offer is made only for Common Shares and the accompanying SRP Rights and is not made for any Convertible Securities. Holders of Convertible Securities who wish to accept the Offer must, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities into Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received the Common Shares on such exercise and have them available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under Section 3 of the Original Offer to Purchase, "Manner of Acceptance – Procedure for Guaranteed Delivery", and Section 13 of the Original Circular, "Treatment of Convertible Securities". If any holder of Convertible Securities does not exercise, exchange or convert their Convertible Securities and deposit any resulting Common Shares under the Offer prior to the Expiry Time, such Convertible Securities may be replaced with similar securities of the Offeror or may expire or be terminated, as applicable, following the Expiry Time in accordance with their respective terms and conditions.

Company Shareholders who have deposited Common Shares will be deemed to have deposited the SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no amount of the Consideration to be paid by the Offeror will be allocated to the SRP Rights.

In no event will a Company Shareholder be entitled to a fractional Offeror Common Share. Where the aggregate number of Offeror Common Shares to be issued to a Company Shareholder as Consideration under the Offer would result in a fraction of an Offeror Common Share being issuable, the number of Offeror Common Shares to be received by such Company Shareholder will be rounded down to the nearest whole number and no Company Shareholder will be entitled to any compensation in respect of a fractional Offeror Common Share. In calculating such fractional interests, all Common Shares registered in the name of or beneficially held by such Company Shareholder or their nominee shall be aggregated.

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Company Shareholders who do not deposit their Common Shares under the Offer will not be entitled to any right of dissent or appraisal in connection with the Offer. However, Company Shareholders who do not deposit their Common Shares under the Offer may have certain rights of dissent in the event the Offeror elects to acquire such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including, without limitation, the right to seek judicial determination of the fair value of their Common Shares. See Section 14 of the Original Circular, "Acquisition of Common Shares Not Deposited".

Company Shareholders should contact the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary. The Information Agent, Laurel Hill Advisory Group, can be contacted by email at assistance@laurelhill.com or by telephone at 1-877-452-7184 (Toll-Free).

2.	Extension of the Offer

The Offeror has extended the Expiry Time of the Offer from 5:00 p.m. (Mountain Time) on September 15, 2025 to 5:00 p.m. (Mountain Time) on October 20, 2025. Accordingly, the definition of "Expiry Time" in the Original Offer to Purchase and Circular is deleted in its entirety and replaced with the following definition: "Expiry Time" means 5:00 p.m. (Mountain Time) on October 20, 2025, or such earlier or later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Original Offer to Purchase, "Extension, Variation or Change in the Offer", unless the Offer is withdrawn by the Offeror.

If the Statutory Minimum Condition is satisfied and the other conditions of the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up the Common Shares deposited under the Offer, the Offeror will make a public announcement of the foregoing matters and extend the period during which Common Shares may be deposited under the Offer for a period of not less than 10 U.S. Business Days after the expiry of the initial deposit period. See Section 5 of the Original Offer to Purchase, "Extension, Variation or Change in the Offer".

3.	Reasons to Accept the Offer

Strathcona continues to believe that the combination of the Offeror and the Company would benefit the shareholders of both companies for the following reasons, as described in Appendix B:

(a)	Complementary, High-Quality Assets of Scale: The combination of the Offeror and the Company would unify two 100+ mbbls/d heavy oil "pure plays" with near identical netbacks and reserves life indexes, both focused on SAGD oil sands development. The combination would create Canada's fifth largest oil producer and fourth largest SAGD producer, with among the largest proved oil reserves in North America. The combined business is expected to possess the scale and balance sheet metrics required to achieve an investment grade credit rating.

(b)	Financially Compelling:

(i)	Offer Premium Compared to Cenovus Transaction: The Offer represents a value of $30.86 per Common Share and a premium of approximately 11% compared to the consideration valued at $27.79 per Common Share under the arrangement agreement dated August 21, 2025 between Cenovus Energy Inc. ("Cenovus") and the Company (the "Cenovus Agreement") relating to the business combination of Cenovus and the Company (the "Cenovus Transaction"), in each case based on the one-day volume-weighted average prices of the Common Shares and the Offeror Common Shares on September 5, 2025.

(ii)	Increase in Offer Compared to the Original Offer to Purchase: The Offer reflects a 10% increase to the consideration offered under the Original Offer to Purchase of 0.62 of an Offeror Common Share and $4.10 in cash per Common Share, which represented an aggregate value of $28.02 per Common Share, based on the one-day volume-weighted average prices of the Common Shares and the Offeror Common Shares on September 5, 2025.

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(iii)	Full Participation in Future Upside: The Consideration comprised of 100% of Offeror Common Shares results in 43% continued ownership for Company Shareholders, compared to 4% under the Cenovus Transaction, allowing Company Shareholders to participate in future upside of the combined business.

(iv)	Significant Accretion for Both the Company and Offeror Shareholders: The combination of the Offeror and the Company is expected to provide significant accretion per share to both Company Shareholders and Offeror Shareholders on key metrics, including funds flow per share, funds flow less sustaining capital expenditures per share, net asset value per share and production per share, while being leverage neutral to current Company Shareholders.

(v)	Unique Positioning: The Offeror believes the combination would enhance the pathway to a higher trading multiple due to its unique positioning as the largest 100% oil company in North America which does not own mines or refineries, with a best-in-class reserves life index, growth profile and profitability.

(c)	Upgrade to Investment Grade for Combined Business: The Offeror expects an investment grade upgrade for the combined business, leading to lower cost of capital and fully unsecured capital structure.

(d)	Meaningful and Achievable Synergies: The Offeror has identified $205 million in annual synergy opportunities, including $50 million in overhead reduction opportunities, $55 million in interest savings opportunities and $100 million in operating synergy opportunities.

(e)	Immediate Increase in Liquidity for Offeror Shareholders and Index Inclusion Eligibility for Combined Business: The Offeror expects an immediate increase in daily trading volume to approximately $65 million per day and eligibility for inclusion in certain major Canadian indexes for the combined business.

4.	Recent Developments

Disposition of Montney Assets

The disclosure contained in Section 1 of the Original Circular, "The Offeror", is hereby updated to provide the following additional information:

On June 1, 2025, the Offeror completed the disposition of assets located primarily in the Groundbirch area in Northeast British Columbia for aggregate proceeds of $291.6 million, inclusive of interim closing adjustments, paid in common shares of Tourmaline Oil Corp.

On July 2, 2025, the Offeror completed the disposition of assets located in the Kakwa and Grande Prairie areas in Northwest Alberta (the "Kakwa and Grande Prairie Asset Sales") for total cash consideration of $2,426.7 million, inclusive of interim closing adjustments.

Purchase of Additional Common Shares

The disclosure contained in Section 10 of the Original Circular, "Ownership and Trading in Securities of the Company", is hereby updated to provide the following additional information:

On August 28, 2025, the Offeror announced its intention to purchase an additional 5% of the outstanding Common Shares in accordance with applicable securities Laws and the Offer. The Offeror also announced its intention to vote its Common Shares, including those it currently holds and subsequently acquires, against the resolution to approve the Cenovus Transaction, which pursuant to the Cenovus Agreement requires approval by at least 66 2/3% of the votes cast by Company Shareholders present in person or represented by proxy at the special meeting of Company Shareholders currently scheduled to be held on October 9, 2025.

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As of the date of this Notice of Variation, Change and Extension, the Offeror has purchased an aggregate of 12,700,000 Common Shares since the commencement of the Offer, as set forth in the table below, which increased the number of Common Shares that the Offeror beneficially owns, directly or indirectly, from 23,400,000 Common Shares, representing approximately 9.2% of the issued and outstanding Common Shares at the commencement of the Offer, to 36,100,000 Common Shares, representing approximately 14.2% of the issued and outstanding Common Shares. Such purchases occurred through the facilities of the TSX and other "published markets" (as defined in NI 62-104), in each case outside of the United States.

Description of Security	Action	Number of Securities Purchased	Average Price of Security	Date of the Transaction(1)
Common Shares	Purchase	6,664,400	$28.64	September 3, 2025
Common Shares	Purchase	6,035,600	$28.61	September 5, 2025

Note:

(1)	The dates listed represent the settlement date of a transaction. The corresponding purchase dates are September 2, 2025 and September 4, 2025, respectively.

The foregoing purchases constitute the purchases of Common Shares referred to in Section 13 of the Original Offer to Purchase, "Market Purchases and Sales of Common Shares".

Special Distribution

In connection with the reorganization of the business of the Offeror into a pure-play heavy oil company and discontinuance of the Offeror's Montney business segment, the Offeror has previously announced its intention to pay a special distribution in the aggregate amount of approximately $2.142 billion (the "Special Distribution") on all of the issued and outstanding Offeror Common Shares, representing an amount derived from substantially all of the cash proceeds received from the Kakwa and Grand Prairie Asset Sales. The Special Distribution is expected to be completed as part of a statutory plan of arrangement that would entitle Offeror Shareholders to receive the Special Distribution as a dividend or, at their election, a return of capital. If the Offer is successful and the Offeror takes up and pays for Common Shares thereunder and a Compulsory Acquisition or Subsequent Acquisition Transaction, as applicable, is completed, the distribution amount is estimated to be approximately $5.22 per Offeror Common Share (assuming all Company Treasury-Settled RSUs and Company Treasury-Settled PSUs are settled in cash). If the Offer is not successful, the distribution will only be paid to the existing Offeror Shareholders and will be in the estimated amount of approximately $10.00 per Offeror Common Share.

The Offeror currently expects to mail shareholder materials to Offeror Shareholders in connection with the Special Distribution in October 2025, with the Offeror Shareholder meeting and payment of the Special Distribution to follow thereafter in the fourth quarter of 2025. Terms of the Special Distribution are subject to approval of the Offeror Board, and the Special Distribution will be subject to regulatory and other required approvals.

Second Quarter Results

On August 7, 2025, the Offeror filed its unaudited condensed consolidated interim financial statements for the three and six months ended June 30, 2025 (the "Q2 Financial Statements"), and accompanying management's discussion and analysis for the three and six months ended June 30, 2025 (the "Q2 MD&A"). As contemplated in Section 22 of the Original Circular, "Documents Incorporated by Reference", the Q2 Financial Statements and Q2 MD&A are deemed to be incorporated by reference in the Offer to Purchase and Circular.

On July 31, 2025, the Company filed its interim consolidated financial statements for the three and six months ended June 30, 2025, and accompanying management's discussion and analysis for the three and six months ended June 30, 2025.

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Satisfaction of Certain Conditions

Offeror Shareholder Approval

Under Section 611 of the TSX Company Manual, the issuance of approximately 169.3 million Offeror Common Shares (under the Original Offer to Purchase), comprised of 145 million Offeror Common Shares issuable in respect of the Offer, 21.4 million Offeror Common Shares issuable in respect of the WEF III Equity Investment (as described at Section 8 of the Original Circular, "Certain Other Information Regarding the Offeror – Consolidated Capitalization – WEF III Equity Commitment") and 2.9 million Offeror Common Shares to account for clerical and administrative matters as permitted under the rules of the TSX, required the approval of the Offeror's shareholders, as the maximum number of Offeror Common Shares issuable pursuant to the Offer exceeds 25% of the total number of outstanding Offeror Common Shares.

Pursuant to Section 604(d) of the TSX Company Manual, WEF, as the holder of more than 50% of the votes attached to the outstanding Offeror Common Shares, has delivered to the TSX its written consent for the issuance of up to 169.3 million Offeror Common Shares in satisfaction of such shareholder approval requirement, in lieu of a duly called meeting of security holders. The TSX will generally not require further security holder approval for the issuance of up to, approximately, an additional 36.975 million Offeror Common Shares, such number being 25% of the number of Offeror Common Shares approved by security holders in connection with the Offer. The amendment of the consideration pursuant to this Notice of Variation, Change and Extension results in an additional approximately 32.0 million Offeror Common Shares issuable pursuant to the Offer and does not require further approval by the Offeror's shareholders.

Regulatory Approvals

The TSX has approved the conditional listing of 180.5 million Offeror Common Shares issuable pursuant to the Offer and 21.4 million Offeror Common Shares issuable upon the conversion of the Offeror Subscription Receipts issued pursuant to the WEF III Equity Investment.

On June 20, 2025, the Offeror received a No-Action Letter from the Commissioner indicating that the Commissioner did not, at that time, intend to challenge the Offer by making an application to the Competition Tribunal under Section 92 of the Competition Act, while reserving the Commissioner's statutory right to challenge the transaction before the Competition Tribunal at any time within one year of the Offer being completed.

On July 3, 2025, the 30-day waiting period following the Offeror's filing of its HSR Act notification form expired in respect of the Offer and the Offeror is therefore entitled under the HSR Act to complete the Offer.

5.	Updated Consolidated Capitalization

The disclosure contained in Section 8 of the Original Circular, "Certain Other Information Regarding the Offeror – Consolidated Capitalization" (excluding the disclosure contained in "Certain Other Information Regarding the Offeror – Consolidated Capitalization – WEF III Equity Commitment"), is hereby deleted in its entirety and replaced with the following information:

The following table sets forth the consolidated capitalization of Strathcona based on its condensed consolidated interim financial statements as at and for the three and six months ended June 30, 2025:

(a)	on an actual basis; and

(b)	as adjusted to take into account:

(i)	the acquisition by the Offeror of all outstanding Common Shares under the Offer;

(ii)	the issuance of 21.4 million Offeror Common Shares pursuant to the terms of the Offeror Subscription Receipts in connection with the WEF III Equity Investment; and

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(iii)	the purchase of 12.7 million Common Shares subsequent to June 30, 2025 in the amount of $363.5 million.

(c)	as adjusted to take into account:

(i)	the acquisition by the Offeror of all outstanding Common Shares under the Offer;

(ii)	the issuance of 21.4 million Offeror Common Shares pursuant to the terms of the Offeror Subscription Receipts in connection with the WEF III Equity Investment;

(iii)	the purchase of 12.7 million Common Shares subsequent to June 30, 2025 in the amount of $363.5 million;

(iv)	the completion of the Kakwa and Grande Prairie Asset Sales; and

(v)	the payment of the Special Distribution.

The financial information set forth below should be read in conjunction with Strathcona's Q2 Financial Statements, which are incorporated by reference in the Offer to Purchase and Circular, as well as the unaudited pro forma condensed consolidated statement of financial position of Strathcona as at June 30, 2025, and the unaudited pro forma condensed consolidated statements of income and comprehensive income of Strathcona for the six months ended June 30, 2025 and the year ended December 31, 2024 (the "Pro Forma Financial Statements"), set forth in Appendix A hereto, giving effect to the proposed acquisition of all outstanding Common Shares under the Offer, in the manner set forth therein. Other than as set forth below, there have been no material changes to Strathcona's share and loan capital since June 30, 2025.

	June 30, 2025 (1)
	Actual	As adjusted for the Offer and the WEF III Equity Investment(2)(3)	As adjusted for the Offer, the WEF III Equity Investment, the Kakwa and Grande Prairie Asset Sales and the Special Distribution(2)(4)(5)(6)(7)
Subscription Receipt Obligation	661.7	-	-
Debt	3,150.4	4,332.3	3,190.9
Total debt	3,812.1	4,332.3	3,190.9
Share Capital	3,590.2	11,068.6	11,068.6
Contributed Surplus	49.9	49.9	49.9
Retained Earnings	2,493.1	2,465.8	945.5
Total Shareholders Equity	6,133.2	13,584.3	12,064.0
Capitalization	9,945.3	17,916.6	15,254.9

Notes:

(1)	All amounts are unaudited and expressed in millions of Canadian dollars.

(2)	The estimated number of Offeror Common Shares to be issued if the Offer is successful and a Compulsory Acquisition or a Subsequent Acquisition Transaction, as applicable, is completed, is based on 254,377,000 Common Shares and an aggregate of 2,585,000 Company Treasury-Settled RSUs and Company Treasury-Settled PSUs issued and outstanding as at June 30, 2025, and assumes: (a) a price per Offeror Common Share of $38.58, being the one-day volume-weighted average share price of the Offeror Common Shares on the TSX on September 5, 2025, and (b) that all Company Treasury-Settled RSUs and Company Treasury-Settled PSUs are treasury-settled prior to the take up and payment for the Common Shares deposited under the Offer. The estimated number of Offeror Common Shares to be issued under the Offer excludes 36,100,000 Common Shares held by Strathcona and its affiliates.

(3)	Assumes (a) the acquisition by the Offeror of all outstanding Common Shares under the Offer and a Compulsory Acquisition or a Subsequent Acquisition Transaction, as applicable, (b) conversion of 21,400,000 Offeror Subscription Receipts pursuant to the WEF III Equity Investment into Offeror Common Shares and the related subscription receipts funds held in escrow re-classified to cash, (c) the purchase of 12.7 million Common Shares subsequent to June 30, 2025 in the amount of $363.5 million funded by a draw on the revolving credit facility, and (d) no "change of control triggering event" in respect of the Company's US$600 million aggregate principal amount of 5.875% unsecured notes due February 1, 2029 (the "Company Bonds") will occur upon completion of the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, as applicable, that would require the Offeror or the Company to redeem the Company Bonds and the Company Bonds will remain outstanding immediately following completion of the Offer. The adjustments in this column align with the Pro Forma Financial Statements.

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(4)	Assumes (a) the acquisition by the Offeror of all outstanding Common Shares under the Offer and a Compulsory Acquisition or a Subsequent Acquisition Transaction, as applicable, (b) conversion of 21,400,000 Offeror Subscription Receipts pursuant to the WEF III Equity Investment into Offeror Common Shares and the related subscription receipts funds held in escrow re-classified to cash, (c) the purchase of 12.7 million Common Shares subsequent to June 30, 2025 in the amount of $363.5 million funded by a draw on the revolving credit facility, (d) aggregate cash proceeds from the Kakwa and Grande Prairie Asset Sales of $2.427 billion and the application thereof to pay the Special Distribution in the aggregate amount of approximately $2.142 billion, (e) aggregate proceeds from the WEF III Equity Investment of $661.7 million and the Company's cash balance at June 30, 2025 of $195.0 million applied to reduce debt, and (f) no "change of control triggering event" in respect of the Company Bonds will occur upon completion of the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, as applicable, that would require the Offeror or the Company to redeem the Company Bonds and the Company Bonds will remain outstanding immediately following completion of the Offer.

(5)	Assumes the Special Distribution is paid to all holders of Offeror Common Shares, including all holders of Common Shares, as a dividend and has been reflected in debt and retained earnings. The declaration and payment of the Special Distribution by the Offeror is not guaranteed and subject to a number of conditions; see "Forward-Looking Statements" in this Notice of Variation, Change and Extension.

(6)	Based on preliminary accounting estimates, an estimated gain from the Kakwa and Grande Prairie Asset Sales of $621.7 million has been added to retained earnings. Disposition accounting is not yet complete and as such, this amount is subject to change.

(7)	Pursuant to the Cenovus Agreement, a termination fee in the amount of $242 million is payable by the Company to Cenovus in certain circumstances. Such termination fee is not reflected in this capitalization table as of June 30, 2025.

6.	Updated Authorized and Outstanding Share Capital

The disclosure contained in Section 8 of the Original Circular, "Certain Information Concerning Securities of the Company – Authorized and Outstanding Share Capital", is hereby deleted in its entirety and replaced with the following information:

Strathcona's authorized share capital is comprised of an unlimited number of Offeror Common Shares and an unlimited number of preferred shares issuable in series. Holders of Offeror Common Shares are entitled to: (a) one vote at all meetings of shareholders of Strathcona except meetings at which only holders of a specified class of share are entitled to vote; (b) subject to the prior rights and privileges attaching to any other class of shares, the right to receive any dividend on the Offeror Common Shares declared by Strathcona; and (c) subject to the prior rights and privileges attaching to any other class of shares, the right to receive the remaining property of Strathcona upon dissolution.

As at September 9, 2025, there were issued and outstanding 214,235,608 Offeror Common Shares and nil preferred shares. Strathcona has not issued any securities that are exercisable or exchangeable for or convertible into Offeror Common Shares.

To the knowledge of the Offeror Board and executive officers of the Offeror, the following persons beneficially own, or exercise control or direction over, securities carrying 10% or more of the voting rights attached to the Offeror Common Shares: Waterous Energy Fund (International) LP, Waterous Energy Fund (US) LP, Waterous Energy Fund (Canadian) LP and Waterous Energy Fund II Aggregator LP. None of the WEF III Funds currently own any Offeror Common Shares. Certain entities managed by the WEF Manager currently collectively own approximately 79.6% of the issued and outstanding Offeror Common Shares.

If the Offer is successful and a Compulsory Acquisition or a Subsequent Acquisition Transaction, as applicable, is completed, Strathcona expects to issue approximately 177,000,000 Offeror Common Shares (or approximately 175,000,000 Offeror Common Shares, assuming all Company Treasury-Settled RSUs and Company Treasury-Settled PSUs are settled in cash), for Common Shares deposited or otherwise acquired thereunder. Strathcona anticipates that an aggregate of approximately 412,000,000 Offeror Common Shares (or 410,000,000 Offeror Common Shares, assuming all Company Treasury-Settled RSUs and Company Treasury-Settled PSUs are settled in cash) will be issued and outstanding following completion of the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction, as applicable, and the issuance of Offeror Common Shares pursuant to the Offeror Subscription Receipts in connection with the WEF III Equity Investment.

If the Offer is successful and a Compulsory Acquisition or a Subsequent Acquisition Transaction, as applicable, is completed, WEF, following completion of the WEF III Equity Investment, is expected to own, or control or direct, approximately 47% of the issued and outstanding Offeror Common Shares.

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7.	Updated Price Range and Trading Volume

The disclosure contained in Section 3 of the Original Circular, "Certain Information Concerning Securities of the Company – Trading in Company Securities", is hereby updated to provide the following additional information:

The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Common Shares on the TSX.

	High ($)	Low ($)	Volume (#)
May 2025	28.64	18.99	44,817,715
June 2025	27.22	24.09	24,731,419
July 2025	28.05	24.79	15,111,365
August 2025	28.29	25.60	29,156,112
September 1 - 9	29.50	28.13	9,388,825
Source: TSX Market Data

The disclosure contained in Section 8 of the Original Circular, "Certain Other Information Regarding the Offeror – Consolidated Capitalization – Price Range and Trading Volume", is hereby updated to provide the following additional information:

The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Offeror Common Shares on the TSX.

	High ($)	Low ($)	Volume (#)
May 2025	31.09	24.46	1,249,015
June 2025	33.11	29.02	1,356,806
July 2025	35.29	29.50	1,665,935
August 2025	39.30	32.39	2,780,581
September 1 - 9	39.49	37.56	499,205
Source: TSX Market Data

8.	Updated Prior Sales

The disclosure contained in Section 8 of the Original Circular, "Certain Other Information Regarding the Offeror – Consolidated Capitalization – Prior Sales", is hereby updated to provide the following additional information:

The following table summarizes the issuances of Offeror Common Shares and securities that are exercisable or exchangeable for or convertible into Offeror Common Shares since the date of the Original Offer to Purchase and Circular:

Date of Issue	Number of Offeror Common Shares	Issue Price	Description
June 27, 2025	21,400,000 Offeror Subscription Receipts	$30.92	Issued to the WEF III Funds pursuant to the WEF III Equity Investment

9.	Updated Source of Funds

The disclosure contained in Section 9 of the Original Circular, "Source of Funds", is hereby deleted in its entirety and replaced with the following information:

The Offeror previously entered into a binding commitment letter with The Bank of Nova Scotia ("BNS") and The Toronto-Dominion Bank ("TD"), pursuant to which BNS and TD: (a) committed to make available to the Offeror a senior secured non-extendible non-revolving term credit facility (the "Bridge Facility"), consisting of (i) a tranche for an aggregate amount of $1.5 billion, and (ii) a tranche for an aggregate amount of US$620.6 million, and (b) committed to provide backstop commitments in respect of the Existing Credit Facilities. Upon completion of the Montney Dispositions, the Bridge Facility was reduced by the net proceeds of the Montney Dispositions on a dollar-for-dollar basis and cancelled in accordance with its terms.

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On July 2, 2025, sufficient lenders under the Existing Credit Facilities effected certain amendments to, and provided such consents in respect of, the Existing Credit Facilities to allow the Offeror to drawdown from the Existing Credit Facilities to, among other things, repay, defease or satisfy and discharge the Company Bonds following any Compulsory Acquisition or Subsequent Acquisition Transaction. Absent a "change of control triggering event" in respect of the Company Bonds, the Offeror has the option to redeem the Company Bonds following completion of the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction, as applicable. The amendments to the Existing Credit Facilities also provide that the Company or its subsidiaries will not be required to grant security or issue guarantees to the lenders unless and until the Company is wholly-owned (directly or indirectly) by the Offeror following completion of a Compulsory Acquisition or Subsequent Acquisition Transaction.

10.	Certain Canadian Federal Income Tax Considerations

Amendments to Information Regarding "Questions and Answers About the Offer"

The information contained in the "Questions and Answers About the Offer" section of the Original Offer to Purchase and Circular, under the heading "How will Canadian residents and non-residents of Canada be taxed for Canadian income tax purposes?" is hereby deleted in its entirety and replaced with the following information:

Generally, a Company Shareholder who (a) is, or is deemed to be, resident in Canada, (b) deals at arm's length with the Offeror and the Company, (c) is not affiliated with the Offeror or the Company, (d) holds the Common Shares as capital property, and who sells such Common Shares to the Offeror under the Offer should generally dispose of each Common Share on a tax-deferred basis pursuant to subsection 85.1(1) of the Tax Act unless the Company Shareholder chooses to report a taxable capital gain (or a capital loss) on the disposition of each Common Share or chooses to make a joint tax election under section 85 of the Tax Act having regard to the summary of the principal Canadian federal income tax considerations described by Section 19 of the Circular.

Generally, a Company Shareholder who is not, and is not deemed to be resident in Canada and who does not use or hold, and is not deemed to use or hold, their Common Shares in a business carried on in Canada will not be subject to tax in Canada in respect of any capital gain realized on the sale of Common Shares to the Offeror under the Offer, unless those Common Shares constitute "taxable Canadian property" to such Company Shareholder within the meaning of the Tax Act and that gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty.

The foregoing is a brief summary of certain Canadian federal income tax consequences of the Offer and is qualified in its entirety by Section 19 of the Circular, "Certain Canadian Federal Income Tax Considerations", which provides a summary of the principal Canadian federal income tax considerations generally applicable to certain Company Shareholders. Company Shareholders are strongly urged to review the full summary of such principal Canadian federal income tax considerations. Company Shareholders should consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. Holders of Convertible Securities should consult their tax advisors having regard to their own personal circumstances.

Amendments to Disclosure Regarding Holders Resident in Canada

The disclosure contained in Section 19 of the Original Circular, "Certain Canadian Federal Income Tax Considerations", following the heading "Holders Resident in Canada" and prior to the heading "Holders Resident in Canada – Taxation of Capital Gains and Capital Losses" is hereby deleted in its entirety and replaced with the following information:

The following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Common Shares who disposes of Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, as applicable, and who, at all relevant times, for the purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the "Tax Act"), (a) deals at arm's length with the Company and the Offeror; (b) is not affiliated with the Company or the Offeror; and (c) holds the Common Shares and will hold any Offeror Common Shares acquired pursuant to the Offer as capital property (a "Holder"). Generally, the Common Shares and Offeror Common Shares will be considered to be capital property to a Holder for purposes of the Tax Act provided the Holder does not hold such shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

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This summary does not address all issues relevant to Company Shareholders who acquired their Common Shares on the exercise, exchange or conversion of a Convertible Security or otherwise in respect of, in the course of, or by virtue of employment with the Company or any corporation not dealing at arm's length with the Company. In addition, this summary assumes that any person that held or holds at any time Convertible Securities or other rights to acquire Common Shares will have exercised, exchanged or converted such Convertible Securities or otherwise exercised such rights to receive Common Shares and this summary does not address the tax consequences of such exercise, exchange or conversion. This summary does not otherwise address persons who hold Convertible Securities or such other rights and such persons should consult their tax advisors with respect to the Canadian income tax consequences to them of the expiry, exercise, exchange or conversion of, the continued holding of, replacement or disposition of, after the Expiry Time, such Convertible Securities or other rights, as applicable, and of the acquisition, holding and disposing of Common Shares or any other securities in respect thereof, which may differ materially from the discussion provided in this summary.

This summary is based on the current provisions of the Tax Act and on the Offeror's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency ("CRA") published in writing prior to the date hereof and made publicly available. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed or at all. This summary does not otherwise take into account or anticipate any changes in Law or administrative policy or assessing practice, whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those described herein.

This summary is based on the assumption that there is no value to the SRP Rights and no amount of the Consideration paid by the Offeror will be allocated to the SRP Rights.

This summary is not applicable to a Holder (a) that is a "specified financial institution", (b) an interest in which is a "tax shelter investment", (c) that is, for purposes of certain rules (referred to as the mark-to-market rules) applicable to securities held by financial institutions, a "financial institution", (d) that reports its "Canadian tax results" in a currency other than Canadian currency, (e) that has entered into, or will enter into, with respect to their Common Shares, a "derivative forward agreement" or a "synthetic disposition arrangement", each as defined in the Tax Act, or (f) that receives dividends on the Common Shares under or as part of a "dividend rental arrangement" as defined in the Tax Act. Additional considerations not discussed herein may be applicable to a Company Shareholder that is a corporation resident in Canada and is, or becomes, controlled by a non-resident corporation for purposes of section 212.3 of the Tax Act. This summary is also not applicable to a Holder that is a partnership for Canadian tax purposes or a Company Shareholder that is exempt from tax under Part I of the Tax Act. Any such Company Shareholders should consult their tax advisors.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Company Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Company Shareholders should consult their tax advisors having regard to their own particular circumstances.

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Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax convention is, or is deemed to be, resident in Canada (a "Resident Holder"). Certain Resident Holders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act, the effect of which may be to deem to be capital property any Common Shares or Offeror Common Shares (and any other "Canadian security" (as defined in the Tax Act)) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose Common Shares or Offeror Common Shares might not otherwise be considered to be capital property should consult their tax advisors concerning this election.

Disposition Pursuant to the Offer

Subject to the discussion immediately below under the heading "Disposition of Common Shares by an Electing Shareholder," a Resident Holder, other than an Electing Shareholder (as described below), who exchanges their Common Shares for Offeror Common Shares will be deemed to have disposed of such Common Shares under a tax-deferred share-for-share exchange pursuant to section 85.1 of the Tax Act, unless such Resident Holder chooses to recognize a capital gain (or capital loss) on the exchange as described in paragraph (b) below.

(a)	Where a Resident Holder does not choose to recognize a capital gain (or capital loss) on the exchange, the Resident Holder will be deemed to have disposed of its Common Shares for proceeds of disposition equal to the aggregate adjusted cost base of the Common Shares to the Resident Holder, determined immediately before the time at which the Common Shares are taken up by the Offeror, and the Resident Holder will be deemed to have acquired the Offeror Common Shares at an aggregate cost equal to such adjusted cost base of the Common Shares. This cost will be averaged with the adjusted cost base of all other Offeror Common Shares held by the Resident Holder as capital property for the purpose of determining the adjusted cost base of each Offeror Common Share held by the Resident Holder as capital property.

(b)	A Resident Holder may choose to recognize all of a capital gain (or capital loss) in respect of the exchange of Common Shares for Offeror Common Shares by including the capital gain (or capital loss) in computing the Resident Holder's income for the taxation year in which the exchange takes place. In such circumstances, the Resident Holder will realize a capital gain (or a capital loss) equal to the amount, if any, by which the fair market value of the Offeror Common Shares received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate of the adjusted cost base of the Common Shares to the Resident Holder, determined immediately before the time at which the Common Shares are taken up by the Offeror. For a description of the tax treatment of capital gains and capital losses, see "Taxation of Capital Gains and Capital Losses" below. The cost of the Offeror Common Shares acquired on the exchange will be equal to the fair market value thereof. This cost will be averaged with the adjusted cost base of all other Offeror Common Shares held by the Resident Holder as capital property for the purpose of determining the adjusted cost base of each Offeror Common Share held by the Resident Holder as capital property.

Disposition of Common Shares by an Electing Shareholder

The Special Distribution, if ultimately payable, is expected to be paid to all holders of Offeror Common Shares, including Company Shareholders whose Common Shares are acquired pursuant to the Offer or, if applicable, any Compulsory Acquisition or Subsequent Acquisition Transaction. Company Shareholders will not be paid the Special Distribution for their Common Shares.

Management of the Offeror has determined that the Special Distribution does not form part of the Consideration under the Offer. Management of the Offeror takes this position because the Special Distribution, if ultimately payable, (a) will be paid to all holders of Offeror Common Shares, and not exclusively to Holders, and, (b) the Offeror intends to pay the Special Distribution irrespective of whether any Common Shares are taken up and paid for under the Offer. Accordingly, the automatic rollover under section 85.1 of the Tax Act should be available.

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Nonetheless, there is a risk that the Special Distribution may be treated as non-share consideration under the Offer. In such a case, the automatic rollover under section 85.1 of the Tax Act would not be available. The availability of the automatic rollover under section 85.1 of the Tax Act is not free from doubt and no assurances can be provided, and no advance tax ruling has been sought or obtained in this regard. Given the risk of the Special Distribution being treated as non-share consideration under the Offer, a Resident Holder may choose to opt out of the automatic tax deferred rollover treatment available pursuant to section 85.1 of the Tax Act and instead make a joint tax election under section 85 of the Tax Act (an "Electing Shareholder") by contacting info@strathconaresources.com, as described below.

Resident Holders should consult their own tax advisors as to the advisability and consequences of opting out of the automatic rollover under section 85.1 of the Tax Act and of making a joint election under section 85 of the Tax Act (including the extent to which a Resident Holder may obtain a full or partial tax deferral in respect of the disposition of Common Shares).

An Electing Shareholder may choose to obtain a full or partial tax deferral in respect of the disposition of Common Shares as a consequence of filing with the CRA (and, where applicable, with a provincial tax authority) a joint election made by the Electing Shareholder and the Offeror under subsection 85(1) of the Tax Act (or, in the case of a partnership, under subsection 85(2) of the Tax Act, provided all members of the partnership jointly elect) and the corresponding provisions of any applicable provincial tax legislation (collectively, the "Tax Election").

Provided an Electing Shareholder has obtained and properly completed and forwarded the election form (as described below), the Offeror has agreed to make a Tax Election with an Electing Shareholder at the elected amount determined by the Electing Shareholder, subject to the limitations set out in subsection 85(1) of the Tax Act (or any applicable provincial tax legislation).

It will be the responsibility of each Electing Shareholder who wishes to make a joint election with the Offeror under section 85 of the Tax Act to obtain the necessary election form from the CRA (and, to the extent applicable, any provincial tax authority), to fully complete the form(s) indicating, among other requirements, the number and the adjusted cost base of the Common Shares disposed of and the elected amount, to sign the form(s) where required, and to forward the signed form(s) to the Offeror within 90 days after the disposition of the Common Shares by the Electing Shareholder. Offeror agrees to return such election form(s) to the Electing Shareholder within 30 days after the receipt thereof by the Offeror. Thereafter, the Electing Shareholder shall file the Tax Election with the CRA (and any provincial income tax authorities). The deadline for filing a Tax Election is the earlier of (i) the date on which the Offeror is required to file a Canadian federal income tax return for the Offeror's taxation year in which the disposition occurs, and (ii) the day on or before that date upon which the Electing Shareholder is required to file a Canadian federal income tax return for the holder's taxation year in which the disposition occurs.

The general tax consequences to an Electing Shareholder of realizing a capital gain (or capital loss) are described below under "Taxation of Capital Gains and Capital Losses".

Resident Holders considering making a Tax Election with the Offeror under section 85 of the Tax Act should consult their own tax advisors as to the advisability of making such an election and to determine the Canadian tax consequences to them, including the selection of an elected amount for the Tax Election. The Tax Election will be available only to the extent that a Company Shareholder chooses to be an Electing Shareholder by contacting Strathcona at info@strathconaresources.com, prepares the necessary form(s), provides such form(s) to the Offeror within 90 days after the disposition of the Common Shares by the Electing Shareholder, and then files such form(s) with the relevant tax authorities by the deadlines provided in the Tax Act (and any applicable provincial tax legislation). Electing Shareholders are urged to consult their own advisors as soon as possible about the aforementioned deadlines having regard to their own particular circumstances. At its sole discretion, the Offeror may accept and execute a form that is not received within the 90-day period; however, no assurance can be given that the Offeror will do so. Electing Shareholders also should consult with their own tax advisors to determine whether any separate election forms must be filed with any provincial tax authority. Compliance with the requirements under section 85 of the Tax Act (and any applicable provincial tax legislation) will be the sole responsibility of the Electing Shareholder making a Tax Election. The Offeror will not be liable for any loss or damage in respect of a Tax Election, including in respect of the applicable elected amount, any late filing of any form(s) or from the invalidation of any form for any reason.

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Amendments to Disclosure Regarding Holders Not Resident in Canada

The disclosure contained in Section 19 of the Original Circular, "Certain Canadian Federal Income Tax Considerations", following the heading "Holders Not Resident in Canada" and prior to the heading "Holders Not Resident in Canada – Compulsory Acquisition", is hereby deleted in its entirety and replaced with the following information:

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act is not, and is not deemed to be, resident in Canada, and does not use or hold, and is not deemed to use or hold, the Common Shares in a business carried on in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to certain holders that are insurers carrying on an insurance business in Canada and elsewhere.

Disposition Pursuant to the Offer

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares, unless the Common Shares are "taxable Canadian property" to the Non-Resident Holder for purposes of the Tax Act and the Common Shares are not "treaty-protected property" (as defined in the Tax Act) of the Non-Resident Holder for purposes of the Tax Act.

Generally, the Common Shares will not constitute taxable Canadian property to a Non-Resident Holder at the time of disposition provided that the Common Shares are listed at that time on a "designated stock exchange" (which includes the TSX) unless at any particular time during the 60-month period that ends at that time (a) one or any combination of (i) the Holder, (ii) persons with whom the Holder does not deal with at arm's length, and (iii) partnerships in which the Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of the capital stock of the Company, and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) "Canadian resource properties" (as defined in the Tax Act), (iii) "timber resource properties" (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set forth in the Tax Act, Common Shares could be deemed to be taxable Canadian property.

Even if the Common Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain resulting from the disposition of the Common Shares will not be included in computing the Non-Resident Holder's taxable income earned in Canada for the purposes of the Tax Act if, at the time of the disposition, the Common Shares constitute "treaty-protected property" of the Non-Resident Holder for purposes of the Tax Act. Common Shares will generally be considered "treaty-protected property" of a Non-Resident Holder for purposes of the Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty between Canada and the country in which the Non-Resident Holder is resident for purposes of such treaty and in respect of which the Non-Resident Holder is entitled to receive benefits thereunder, be exempt from tax under the Tax Act.

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In the event that the Common Shares are considered to be taxable Canadian property but not treaty-protected property, such Non-Resident Holder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under "Holders Resident in Canada – Disposition Pursuant to the Offer" and "Holders Resident in Canada – Disposition of Common Shares by an Electing Shareholder" as if the Non-Resident Holder were a Resident Holder thereunder. Subject to the discussion above under "Holders Resident in Canada – Disposition of Common Shares by an Electing Shareholder", such Non-Resident Holder may be entitled to the automatic tax deferral provisions of subsection 85.1(1) of the Tax Act as described above if such Non-Resident Holder satisfies the conditions above under "Holders Resident in Canada – Disposition Pursuant to the Offer" and such Non-Resident Holder is generally not a foreign affiliate of a taxpayer resident in Canada that has included the gain or loss otherwise determined in its foreign accrual property income. If subsection 85.1(1) or section 85 of the Tax Act applies, the Offeror Common Shares received in exchange for Common Shares that constituted taxable Canadian property to such Non-Resident Holder may be deemed to be taxable Canadian property to such Non-Resident Holder. Any capital gain (or capital loss) realized by a Non-Resident Holder will generally be computed in the manner described above under "Holders Resident in Canada – Taxation of Capital Gains and Capital Losses".

Non-Resident Holders whose Common Shares are "taxable Canadian property" should consult their tax advisors for advice having regard to their particular circumstances, including whether their Common Shares constitute "treaty- protected property".

11.	United States Federal Income Tax Considerations

The disclosure contained in Section 20 of the Original Circular, "United States Federal Income Tax Considerations", is hereby deleted in its entirety and replaced with the following information:

The following is a summary of the U.S. federal income tax considerations generally applicable to a disposition of Common Shares pursuant to the Offer by a U.S. Holder and to the ownership and disposition of Offeror Common Shares received pursuant to the Offer. This summary is limited to U.S. Holders who hold their Common Shares, and will hold any Offeror Common Shares received pursuant to the Offer, as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment). This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (the "IRS"), each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, any of which changes could affect the accuracy of the statements and conclusions set forth herein, This summary is for general information purposes only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of their particular facts and circumstances, nor does it apply to U.S. Holders that are subject to special provisions under the Code, including the following: (a) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) broker-dealers, dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders subject to the alternative minimum tax provisions of the Code; (f) U.S. Holders that own the Common Shares or Offeror Common Shares, as applicable, as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired the Common Shares through the exercise of employee stock options or otherwise as compensation for services; (h) U.S. expatriates; (i) partnerships or other flow-through entities (and the partners or owners thereof); (j) S corporations (and the shareholders thereof); (k) U.S. Holders that are subject to special tax accounting rules with respect to the Common Shares or Offeror Common Shares, as applicable; (l) U.S. Holders that hold Common Shares or will hold any Offeror Common Shares, as applicable, in connection with a trade or business, permanent establishment, or fixed base outside the United States; (m) U.S. Holders that have previously sold Common Shares to the Offeror; and (n) U.S. Holders that own, have owned or will own, directly, indirectly or by attribution, 10% or more (by vote or value) of the outstanding shares of the Company (or, following the completion of the Offer, the Offeror). U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described above, should consult their own independent tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax considerations arising from and relating to the disposition of their Common Shares pursuant to the Offer or the acquisition, ownership and disposition of Offeror Common Shares received pursuant to the Offer.

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This summary does not address the U.S. federal alternative minimum tax, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local and non-U.S. tax consequences to U.S. Holders who sell or exchange Common Shares to the Offeror pursuant to the Offer and to the ownership and disposition of Offeror Common Shares received pursuant to the Offer. Each U.S. Holder should consult their tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax considerations of disposing of their Common Shares pursuant to the Offer and the acquisition, ownership and disposition of Offeror Common Shares. In addition, this summary is based on the assumption that there is no value to the SRP Rights and no amount of the consideration paid by the Offeror will be allocated to the SRP Rights.

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax considerations described below. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions described in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions described in this summary.

For purposes of this summary, a "U.S. Holder" is a beneficial owner of Common Shares or a beneficial owner of Offeror Common Shares who acquires such Offeror Common Shares pursuant to the Offer, as applicable, that, for U.S. federal income tax purposes, is (a) a citizen or individual resident of the United States, (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

If an entity or arrangement that is classified as a partnership (or other "pass-through" entity) for U.S. federal income tax purposes holds Common Shares or Offeror Common Shares, as applicable, the U.S. federal income tax considerations to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). Partners, owners, and other participants of entities that are classified as partnerships or as "pass-through" entities for U.S. federal income tax purposes should consult their tax advisors regarding the U.S. federal income tax considerations arising from and relating to the disposition of their Common Shares pursuant to the Offer or the acquisition, ownership and disposition of Offeror Common Shares received pursuant to the Offer.

Disposition of Common Shares Pursuant to the Offer

The U.S. federal income tax consequences of participating in the Offer are uncertain, as such consequences may depend on actions taken by the Offeror after taking up Common Shares under the Offer, as well as the application of U.S. federal income tax principles that are complex and subject to significant uncertainty because the law is unclear. As an initial matter, for the Offer to potentially be treated as part of a tax-deferred reorganization under Section 368(a) of the Code, the Offeror must, after taking up Common Shares under the Offer, ultimately cause an amalgamation of the Company and a first-tier subsidiary of the Offeror (or the Offeror) as part of a plan that includes the Offer, which cannot be guaranteed.

Tax Consequences if the Offer Does Not Qualify as Part of a Reorganization

If reorganization treatment is not available, including because the Offeror does not cause the Company to amalgamate with the Offeror or a subsidiary of the Offeror, then, subject to the PFIC rules discussed under "United States Federal Income Tax Considerations – PFIC Considerations," a U.S. Holder that disposes of Common Shares pursuant to the Offer generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between (a) the fair market value of any Offeror Common Shares and (b) the U.S. Holder's adjusted tax basis in the Common Shares so disposed. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the Common Shares exceeds one year at the time of disposition. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. Holder will have a tax basis in any Offeror Common Shares received pursuant to the Offer equal to their fair market value on the date of receipt, and the holding period for such Offeror Common Shares will begin on the day after the date of receipt. A U.S. Holder who acquired different blocks of Common Shares at different times or different prices should consult their tax advisors regarding the manner in which gain or loss should be determined in such holder's particular circumstances.

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Tax Consequences if the Offer Qualifies as Part of a Reorganization

The Offer may be considered part of a tax-deferred reorganization under Section 368(a) of the Code (for the purposes of this Section 20, a "Reorganization") if the Company amalgamates with a subsidiary of the Offeror (pursuant to a Subsequent Acquisition Transaction) or with the Offeror in connection with the Offer and certain other requirements are met. However, there can be no assurances that such amalgamation will occur or that such requirements will be satisfied. Moreover, no opinion of counsel or ruling from the IRS concerning the U.S. federal income tax consequences of the Offer and its potential qualification as a part of a "Reorganization" has been obtained and none will be requested.

If the Offer is not accepted by all of the Company Shareholders, the Offeror intends to effect a Compulsory Acquisition or Subsequent Acquisition Transaction in a manner that includes an amalgamation that could qualify the Offer as part of a Reorganization.

Furthermore, Reorganization treatment can generally apply only if the Offer and any such subsequent amalgamation pursuant to a Subsequent Acquisition Transaction or otherwise are treated for U.S. federal income tax purposes as a single integrated transaction, which is uncertain. Given that certain aspects of the Offer and any Subsequent Acquisition Transaction (including an amalgamation) will be effected pursuant to applicable provisions of the ABCA that are not identical to analogous provisions of U.S. corporate law, there can be no assurance that the IRS will not challenge the treatment of these steps as a single integrated transaction qualifying as a Reorganization or that, if challenged, a U.S. court would not agree with the IRS. Accordingly, even if the Offeror succeeds in effecting an amalgamation as part of any Subsequent Acquisition Transaction or otherwise, there is risk that the Common Shares exchanged pursuant to the Offer will not be treated as made pursuant to a Reorganization.

Because the requirements that must be satisfied in order for the Offer to qualify as part of a Reorganization are complex, inherently factual in nature and subject to significant uncertainty because the law is unclear, the Offeror cannot provide any assurance that the Offer will qualify as part of a Reorganization. Each U.S. Holder should consult its tax advisor regarding these requirements and the tax consequences to such U.S. Holder if the Offer were to qualify as part of a Reorganization.

If the disposition of Common Shares pursuant to the Offer qualifies as an exchange pursuant to a Reorganization, subject to the possible application of the PFIC rules discussed below, then the following tax consequences would generally apply to a U.S. Holder that receives Offeror Common Shares pursuant to the Offer:

(a)	no gain or loss will by recognized by a U.S. Holder on the exchange of Common Shares for Offeror Common Shares pursuant to the Offer;

(b)	a U.S. Holder will have an aggregate basis in the Offeror Common Shares acquired in exchange for Common Shares pursuant to the Offer equal to such U.S. Holder's aggregate basis in the Common Shares exchanged therefor; and

(c)	the holding period of a U.S. Holder in the Offeror Common Shares acquired in exchange for Common Shares pursuant to the Offer will include such U.S. Holder's holding period for Common Shares.

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If a U.S. Holder acquired different blocks of Common Shares at different times or at different prices, such holder's basis and holding period in their Offeror Common Shares will be determined by reference to each block of Common Shares.

Notwithstanding the foregoing, if the Company is or has been a PFIC at any time during a U.S. Holder's holding period of the Common Shares, then under the Code and proposed U.S. Treasury regulations, such U.S. Holder is generally required to recognize gain (but not loss) with respect to the Common Shares even if the Offer otherwise qualifies as a part of a Reorganization unless either a "qualified electing fund" election was timely made by such U.S. Holder for the first year of such Holder's holding period that the Company was a PFIC or the Offeror also constitutes a PFIC at the time of the Reorganization, and any such gain recognized by the U.S. Holder generally will be taxed as described below "– PFIC Considerations" and "Consequences of Holding Offeror Common Shares – Status of the Offeror as a PFIC". U.S. Holders should consult their tax advisors regarding the possible classification of the Company as a PFIC and the potential impact of the PFIC rules on the tax consequences of the Offer to such U.S. Holder, having regard to such holder's particular circumstances.

Disposition of Common Shares Pursuant to a Compulsory Acquisition

As described in Section 14 of the Original Circular, "Acquisition of Common Shares Not Deposited – Compulsory Acquisition", the Offeror may, in certain circumstances, acquire Common Shares not deposited pursuant to the Offer pursuant to Part 16 of the ABCA, with the consideration being in the same form as the consideration offered under the Offer. The tax considerations to a U.S. Holder of a disposition of Common Shares in such circumstances are expected to be as described under "– Disposition of Common Shares Pursuant to the Offer".

U.S. Holders should consult their tax advisors for advice with respect to the U.S. federal income tax considerations to them of having their Common Shares acquired pursuant to a Compulsory Acquisition.

Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 14 of the Original Circular, "Acquisition of Common Shares Not Deposited – Subsequent Acquisition Transaction", if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. As described in Section 14 of the Original Circular, "Acquisition of Common Shares Not Deposited – Subsequent Acquisition Transaction", it is the Offeror's current intention that the consideration offered under any Subsequent Acquisition Transaction would be equal in value to, and in the same form as, the consideration offered under the Offer and, accordingly, subject to tax as described above under "– Disposition of Common Shares Pursuant to the Offer."

Nevertheless, the tax treatment of a Subsequent Acquisition Transaction to a U.S. Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and may be substantially the same as or materially different from those described herein for U.S. Holders who dispose of their Common Shares pursuant to the Offer.

U.S. Holders should consult their tax advisors for advice with respect to the U.S. federal income tax considerations applicable to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

PFIC Considerations

Special, generally unfavorable rules apply to the ownership and disposition of the stock of a PFIC. For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for each taxable year in which either:

(a)	at least 75% of its gross income is "passive" income (referred to as the "income test"); or

22

(b)	on the quarterly average for the tax year, at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income (referred to as the "asset test").

Passive income includes the following types of income:

(a)	dividends, royalties, rents, annuities, interest, and income equivalent to interest; and

(b)	net gains from the sale or exchange of property that gives rise to dividends, interest, royalties, rents, or annuities and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation's commodities are stock in trade or inventory, depreciable property used in a trade or business or supplies regularly used or consumed in a trade or business and certain other requirements are satisfied. In determining whether it is a PFIC, the foreign corporation will be required to take into account a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% by value.

Neither the Offeror nor Offeror's counsel has undertaken to ascertain whether the Company should be treated as a PFIC. No assurance can be provided that the Company is not and has not been classified as a PFIC for any taxable year during which a U.S. Holder has held Common Shares. The determination of whether the Company is or will become a PFIC is uncertain because it is a fact-intensive inquiry made on an annual basis that depends, in part, on the composition of its income and assets and the fair market value of its subsidiaries' shares and assets.

If the Company is or has been a PFIC during a U.S. Holder's period of ownership of Common Shares and the U.S. Holder did not timely elect to be taxable currently on their pro rata share of the Company's earnings under the "qualified electing fund" rules or to be taxed on a "mark-to-market" basis with respect to their Common Shares, then such U.S. Holder will generally be subject to the default PFIC rules with respect to any gain recognized on the disposition of the Common Shares pursuant to the Offer, as described below.

Under the default PFIC rules, if the Company is or has been treated as a PFIC for any taxable year during a U.S. Holder's holding period of Common Shares, a U.S. Holder would generally be required to report any gain on the disposition of Common Shares as ordinary income, rather than as capital gain, and to compute the tax liability on the gain received in respect of its Common Shares as if such gain had been earned ratably over each day in the U.S. Holder's holding period (or portion thereof) for Common Shares. The amounts allocated to the taxable year during which the gain is realized, and to any taxable years in such U.S. Holder's holding period that are before the first taxable year in which the Company is treated as a PFIC with respect to the U.S. Holder, would be included in the U.S. Holder's gross income as ordinary income for the taxable year of the gain. The amount allocated to each other taxable year would be taxed as ordinary income in the taxable year during which the gain is realized at the highest tax rate in effect for the U.S. Holder in that other taxable year and would be subject to an interest charge as if the income tax liabilities had been due with respect to each such prior year. U.S. Holders should be aware that the Company may not provide the information necessary for U.S. Holders to make a "qualified electing fund" election if the Company is classified as a PFIC for any year.

The PFIC rules are extremely complex and may have a significant adverse effect on the U.S. federal income tax considerations of the Offer to a U.S. Holder. Accordingly, U.S. Holders should consult their tax advisors regarding the possible classification of the Company as a PFIC, the potential effect of the PFIC rules to such U.S. Holder, the availability and effect of any election that may be available under the PFIC rules, and any related reporting and filing requirements, in each case, having regard to such holder's particular circumstances.

23

Consequences of Holding Offeror Common Shares

Distributions

Subject to the discussion below under "– Status of the Offeror as a PFIC", the gross amount of any distribution made to a U.S. Holder, before reduction for any Canadian taxes withheld therefrom, generally will be includible in such U.S. Holder's income as foreign source dividend income to the extent such distributions are paid out of the Offeror's current or accumulated earnings and profits as determined under U.S. federal income tax principles. A dividend will generally be taxed to a U.S. Holder at ordinary income tax rates if the Offeror is a PFIC for the tax year of such distribution or the preceding tax year. The Offeror does not intend to calculate its current or accumulated earnings and profits for U.S. federal income tax purposes and, therefore, will not be able to provide U.S. Holders with such information. U.S. Holders should consult their tax advisors regarding whether distributions from the Offeror should be treated as dividends for U.S. federal income tax purposes. To the extent that a distribution exceeds the Offeror's current and accumulated earnings and profits as determined under United States federal income tax principles, the excess amount will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder's adjusted tax basis in the Offeror Common Shares with respect to which the distribution is made (resulting in a corresponding reduction in the tax basis of those Offeror Common Shares), and (b) thereafter, as gain from the sale or exchange of those Offeror Common Shares (see the more detailed discussion under "– Sale or Exchange of Offeror Common Shares" below). A dividend paid by the Offeror generally will be taxed at the preferential tax rates.

Sale or Exchange of Offeror Common Shares

Subject to the discussion below under "– Status of the Offeror as a PFIC", a U.S. Holder generally will recognize capital gain or loss on the sale or exchange of Offeror Common Shares in an amount equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's adjusted tax basis in such Offeror Common Shares. Such gain or loss generally will be U.S. source capital gain or loss, which will be long-term capital gain or loss if the Offeror Common Shares are held for more than one year. Preferential tax rates may apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations under the Code and the Treasury regulations promulgated thereunder.

Status of the Offeror as a PFIC

Based on an analysis of its income and the value of its assets, the Offeror believes that it was not a PFIC for the taxable year ended December 31, 2024, although no assurance can be given due to the highly factual nature of such analysis. Although the Offeror does not expect to become a PFIC for the current taxable year, no assurances can be provided, including because its status for the current taxable year ending December 31, 2025 will not be determinable until after the close of the year, and it is possible that it may be classified as a PFIC for the current taxable year and for future taxable years. The determination of whether the Offeror is or will become a PFIC is uncertain because it is a fact-intensive inquiry made on an annual basis that depends, in part, on the composition of its income and assets and the fair market value of its subsidiaries' shares and assets. Fluctuations in the market price of its shares may influence whether the Offeror is classified as a PFIC for the current or subsequent taxable years because the value of its assets for purposes of the asset test may be determined by reference to the market price of its shares from time to time. The composition of the Offeror's income and assets may also be affected by how, and how quickly, the Offeror uses its liquid assets. Under circumstances where the Offeror's revenue from activities that produce passive income increases relative to its revenue from activities that produce non-passive income, or where it determines not to deploy cash for active purposes, the risk of being classified as a PFIC will increase.

If the Offeror is or will be treated as a PFIC for any taxable year during a U.S. Holder's holding period of Offeror Common Shares, a U.S. Holder that does not make any of the elections described above under "– PFIC Considerations" would generally be required to report any gain on the disposition of Offeror Common Shares as ordinary income, rather than as capital gain, and to compute the tax liability on the gain and any excess distribution received in respect of Offeror Common Shares as if such items had been earned ratably over each day in the U.S. Holder's holding period (or a portion thereof) for Offeror Common Shares. The amounts allocated to the taxable year during which the gain is realized or distribution is made, and to any taxable years in such U.S. Holder's holding period that are before the first taxable year in which the Offeror is treated as a PFIC with respect to the U.S. Holder, would be included in the U.S. Holder's gross income as ordinary income for the taxable year of the gain or distribution. The amount allocated to each other taxable year would be taxed as ordinary income in the taxable year during which the gain is realized or distribution is made at the highest tax rate in effect for the U.S. Holder in that other taxable year and would be subject to an interest charge as if the income tax liabilities had been due with respect to each such prior year. U.S. Holders should be aware that the Offeror may not provide the information necessary for U.S. Holders to make a "qualified electing fund" election if the Offeror is classified as a PFIC for any year.

24

A U.S. Holder's ownership of common shares in a PFIC generally must be reported by filing Form 8621 with the U.S. Holder's annual U.S. federal income tax return. Every U.S. Holder who is a shareholder in a PFIC must file an annual report containing such information as may be required by the U.S. Department of the Treasury.

Each U.S. Holder should consult their tax advisors regarding the status of the Offeror as a PFIC, the possible effect of the PFIC rules to such U.S. Holder, as well as the availability of any election that may be available to such U.S. Holder to mitigate adverse U.S. federal income tax considerations of holding shares in a PFIC.

Currency Translation

Taxable dividends with respect to Offeror Common Shares that are paid in Canadian dollars and Canadian dollars received upon the sale, exchange or other taxable disposition of Offeror Common Shares will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual receipt of such Canadian dollars, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally would be U.S. source income or loss for foreign tax credit purposes. U.S. Holders should consult their tax advisors concerning the U.S. tax considerations with respect to acquiring, holding and disposing of Canadian dollars.

Foreign Tax Credit

Dividends paid on the Offeror Common Shares will be treated as foreign-source income, and generally will be treated as "passive category income" for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other disposition of Offeror Common Shares generally will be United States source gain or loss. Certain U.S. Holders that are eligible for the benefits of the Convention may elect to treat such gain or loss as Canadian source gain or loss for U.S. foreign tax credit purposes. The Code applies various complex limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers.

A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to the Offeror Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

The foreign tax credit rules are complex, and each U.S. Holder should consult their own tax advisors regarding the foreign tax credit rules.

Potential Reporting Requirements with Respect to Foreign Financial Assets

Certain U.S. Holders that own "specified foreign financial assets," including Offeror Common Shares which are not held in an account maintained by certain financial institutions, are generally required to file an information return on IRS Form 8938 with the IRS if the aggregate value of all of such assets exceeds certain applicable thresholds. U.S. Holders should consult their tax advisors regarding the application of these rules to them in their particular circumstances.

25

12.	Updated Unaudited Pro Forma Condensed Consolidated Financial Statements

In addition to the unaudited pro forma condensed consolidated statement of financial position of the Offeror as at March 31, 2025 and the unaudited pro forma condensed consolidated statement of income and comprehensive income of the Offeror for the three months ended March 31, 2025 and the year ended December 31, 2024 set forth in Appendix A of the Original Offer to Purchase and Circular, attached as Appendix A to this Notice of Variation, Change and Extension are the updated Pro Forma Financial Statements, giving effect to the proposed acquisition of all outstanding Common Shares under the Offer, in the manner set forth therein. Such unaudited pro forma condensed consolidated financial statements have been prepared using certain of the Offeror's and the Company's respective financial statements as more particularly described in the notes to the unaudited pro forma condensed consolidated financial statements. In preparing the unaudited pro forma condensed consolidated financial statements, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma condensed consolidated financial statements. Such unaudited pro forma condensed consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the Offeror. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from such unaudited pro forma condensed consolidated financial statements. Any potential synergies that may be realized after consummation of the Offer have been excluded from such unaudited pro forma condensed consolidated financial statements. Company Shareholders are cautioned to not place undue reliance on such unaudited pro forma condensed consolidated financial statements.

13.	Manner of Acceptance

Common Shares may be deposited under the Offer in accordance with the provisions under Section 3 of the Original Offer to Purchase, "Manner of Acceptance".

14.	Take-Up of and Payment for Deposited Common Shares

The Offeror will take up and pay for Common Shares validly deposited pursuant to the Offer and not withdrawn as set forth under Section 7 of the Original Offer to Purchase, "Take Up and Payment for Deposited Shares".

15.	Withdrawal of Deposited Shares

Company Shareholders have the right to withdraw Common Shares deposited pursuant to the Offer under the circumstances and in the manner described under Section 8 of the Original Offer to Purchase, "Withdrawal of Deposited Common Shares".

16.	Amendments and Variations to Original Offer Documents

The Original Offer Documents shall be read together with this Notice of Variation, Change and Extension in order to give effect to the amendments and variations to the Original Offer to Purchase and the amendments to the Original Circular set forth herein.

17.	Offerees' Statutory Rights

Securities legislation of the provinces and territories of Canada provides Company Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to Company Shareholders. However, such rights must be exercised within prescribed time limits. Company Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

26

18.	Directors' Approval

The contents of the Notice of Variation, Change and Extension have been approved, and the sending of this Notice of Variation, Change and Extension to the Company Shareholders has been authorized by the board of directors of the Offeror.

27

certificate of strathcona resources ltd.

The Original Offer to Purchase and Circular, as amended by this Notice of Variation, Change and Extension, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: September 10, 2025.

(signed) "Connie De Ciancio" Chief Commercial Officer		(signed) "Dale Babiak" Chief Operating Officer
(signed) "Connor Waterous" Chief Financial Officer
On behalf of the board of directors
(signed) "Navjeet (Bob) Singh Dhillon" Director		(signed) "Cody Church" Director

C-1

APPENDIX A

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Attached)

A-1

Appendix A

UNAUDITED pro forma CONDENSED consolidated financial statements

Unaudited Pro Forma Condensed Consolidated Financial Statements

The accompanying unaudited pro forma condensed consolidated financial statements (the “Pro Forma Financial Statements”) of Strathcona Resources Ltd. (“Strathcona” or the “Offeror”) are presented to illustrate the estimated effects of Strathcona’s proposed acquisition (as varied, the “Offer”) of all of the issued and outstanding common shares (the “Common Shares”) of MEG Energy Corp. (“MEG”) not already owned by Strathcona as well as the derecognition of 21.4 million subscription receipts that were issued by Strathcona on June 27, 2025 and the issuance of common shares of Strathcona upon conversion thereof to certain limited partnerships of WEF as part of its concurrent equity commitment with the Offer. These Pro Forma Financial Statements have been prepared by applying pro forma adjustments to the historical consolidated financial statements of Strathcona incorporated by reference in the Offer to Purchase and Take-Over Bid Circular of Strathcona dated May 30, 2025 (the “Offer to Purchase and Circular”) as varied by the Notice of Variation, Change and Extension dated September 10, 2025 (the “Notice of Variation and Change”). The pro forma condensed consolidated statement of financial position gives effect to the Offer as if it had occurred on June 30, 2025. The pro forma condensed consolidated statements of income and comprehensive income for the six months ended June 30, 2025 and year ended December 31, 2024 give effect to the Offer as if it had occurred on January 1, 2024. All pro forma adjustments and their underlying assumptions are described in the notes to the Pro Forma Financial Statements.

These Pro Forma Financial Statements have been prepared using certain of Strathcona’s and MEG’s respective financial statements as more particularly described in the notes to the Pro Forma Financial Statements. These Pro Forma Financial Statements are not intended to be indicative of the results that would have actually occurred had the events reflected therein transpired on the dates indicated, and do not purport to project the future financial position of Strathcona. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from these Pro Forma Financial Statements. These Pro Forma Financial Statements have been prepared in accordance with National Instrument 51-102 Continuous Disclosure Obligations and, as such, have not been adjusted to reflect transactions that were either completed, or are expected to be completed, subsequent to June 30, 2025, and are not directly related to the Offer. These transactions include the completion of the Kakwa and Grande Prairie Asset Sales, the intended payment by the Offeror of the Special Distribution on all of the issued and outstanding common shares of Strathcona, and the termination fee payable in certain circumstances pursuant to the arrangement agreement dated August 21, 2025 between Cenovus Energy Inc. and MEG. In addition, the Pro Forma Financial Statements have not been adjusted to reflect any potential synergies that may be realized after consummation of the Offer. See “The Offeror” section in the Offer to Purchase and Circular and the “Recent Developments” section of the Notice of Variation and Change for additional information. Readers are cautioned not to place undue reliance on these Pro Forma Financial Statements.

All amounts are in millions of Canadian dollars, except where noted.

Capitalized terms used but not otherwise defined in these Pro Forma Financial Statements have the meaning ascribed thereto in the Offer to Purchase and Circular, as varied by the Notice of Variation and Change.

1 | STRATHCONA RESOURCES LTD.	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Strathcona resources ltd.

Pro Forma Condensed Consolidated Statement of Financial Position

Cdn$ millions (unaudited)

					Transaction Accounting Adjustments
As at June 30, 2025	Strathcona	MEG	Presentation Adjustments (Note 2)	Notes	Acquisition Adjustments	Other Adjustments (Note 4)	Pro Forma Consolidated
Assets
Current
Cash	-	195.0	-		-	661.7	856.7
Accounts receivable	280.0	201.0	-	3d	(2.3)	-	478.7
Inventory	39.0	325.0	-		-	-	364.0
Prepaid expenses and deposits	61.9	-	-		-	-	61.9
Risk management asset	14.4	-	-		-	-	14.4
Marketable securities	902.9	-	-	3a	(602.1)	-	300.8
Subscription receipt funds in escrow	661.7	-	-		-	(661.7)	-
Assets held for sale	1,965.0	-	-		-	-	1,965.0
Total current assets	3,924.9	721.0	-		(604.4)	-	4,041.5
Property, plant and equipment	8,597.8	5,728.0	128.0	3a	3,158.0	-	17,611.8
Exploration and evaluation assets	-	128.0	(128.0)		-	-	-
Other assets	21.0	200.0	-		-	-	221.0
Total assets	12,543.7	6,777.0	-		2,553.6	-	21,874.3

Liabilities
Current
Accounts payable and accrued liabilities	836.7	444.0	46.0	3c	25.0	(6.4)	1,368.0
				3c	25.0
				3a,d	(2.3)
Dividends payable	-	25.0	(25.0)		-	-	-
Interest payable	-	21.0	(21.0)		-	-	-
Deferred revenue	40.1	-	-		-	-	40.1
Cross-currency swap liability	1.5	-	-		-	-	1.5
Lease and other obligations	28.8	-	26.0		-	-	54.8
Decommissioning provision	41.2	-	9.0		-	-	50.2
Current portion of provisions and other liabilities	-	35.0	(35.0)		-	-	-
Risk management liability	19.5	-	-		-	-	19.5
Subscription receipt obligation	661.7	-	-		-	(661.7)	-
Liabilities associated with assets held for sale	162.6	-	-		-	-	162.6
Total current liabilities	1,792.1	525.0	-		47.7	(668.1)	1,696.7
Debt	3,150.4	812.0	-	3a	363.5	6.4	4,332.3
Lease and other obligations	54.8	-	252.0		-	-	306.8
Decommissioning provision	208.2	-	142.0	3b	(29.0)	-	321.2
Provisions and other liabilities	-	394.0	(394.0)		-	-	-
Deferred tax liability	1,116.2	428.0	-		-	-	1,544.2
Risk management liability	88.8	-	-		-	-	88.8
Total liabilities	6,410.5	2,159.0	-		382.2	(661.7)	8,290.0

2 | STRATHCONA RESOURCES LTD.	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Strathcona resources ltd.

Pro Forma Condensed Consolidated Statement of Financial Position

Cdn$ millions (unaudited)

					Transaction Accounting Adjustments
As at June 30, 2025	Strathcona	MEG	Presentation Adjustments (Note 2)	Notes	Acquisition Adjustments	Other Adjustments (Note 4)	Pro Forma Consolidated
Equity
Share capital	3,590.2	4,472.0	-	3a	(4,472.0)	661.7	11,068.6
				3a	6,816.7
Contributed surplus	49.9	170.0	-	3a	(170.0)	-	49.9
Retained earnings (deficit)	2,493.1	(62.0)	-	3a	62.0	-	2,465.8
				3c	(25.0)
				3d	(2.3)
Accumulated other comprehensive income	-	38.0	-	3a	(38.0)	-	-
Total equity	6,133.2	4,618.0	-		2,171.4	661.7	13,584.3
Total liabilities and equity	12,543.7	6,777.0	-		2,553.6	-	21,874.3

See accompanying notes to the Pro Forma Financial Statements

3 | STRATHCONA RESOURCES LTD.	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Strathcona resources ltd.

Pro Forma Condensed Consolidated Statement of Income and Comprehensive Income

Cdn$ millions (unaudited)

For the Six Months Ended June 30, 2025	Strathcona	MEG	Presentation Adjustments (Note 2)	Notes	Acquisition Adjustments	Pro Forma Consolidated
Revenues and other income
Oil and natural gas sales	2,151.0	-	1,974.0		-	4,125.0
Sale of purchased products	21.7	-	104.0		-	125.7
Royalties	(208.3)	-	(176.0)		-	(384.3)
Petroleum revenue, net of royalties	-	1,902.0	(1,902.0)		-	-
Power and transportation revenue	-	17.0	(17.0)		-	-
Oil and natural gas revenues	1,964.4	1,919.0	(17.0)		-	3,866.4
Loss on risk management contracts	(58.6)	-	-		-	(58.6)
Midstream revenue	6.6	-	-		-	6.6
Other income	6.1	-	17.0	5a	(3.5)	19.6
	1,918.5	1,919.0	-		(3.5)	3,834.0

Expenses
Purchased product	22.0	103.0	-		-	125.0
Blending costs	576.3	745.0	-		-	1,321.3
Production and operating	363.1	158.0	-		-	521.1
Transportation and processing	182.2	324.0	-		-	506.2
General and administrative	40.3	34.0	26.0		-	100.3
Interest	84.2	-	28.0	5b	9.7	121.9
Transaction related costs	14.8	-	-		-	14.8
Finance costs	27.1	-	18.0	5d	0.8	45.9
Depletion, depreciation and amortization	303.3	167.0	-	5e	115.2	585.5
Foreign exchange gain	(40.5)	(35.0)	-		-	(75.5)
Net finance expense	-	46.0	(46.0)		-	-
Stock-based compensation	-	26.0	(26.0)		-	-
Other	-	6.0	-		-	6.0
	1,572.8	1,574.0	-		125.7	3,272.5
Gain on marketable securities	47.3	-	-	5f	(38.1)	9.2
Income before income taxes	393.0	345.0	-		(167.3)	570.7
Income tax expense (recovery)	81.9	67.0	-	5g	(40.2)	108.7
Income from continuing operations	311.1	278.0	-		(127.1)	462.0
Income from discontinued operations, net of tax	125.1	-	-		-	125.1
Income	436.2	278.0	-		(127.1)	587.1
Other comprehensive income, net of tax
Items that may be reclassified to profit or loss:
Foreign currency translation adjustment	-	(10.0)	-		-	(10.0)
Income and comprehensive income	436.2	268.0	-		(127.1)	577.1

Income per share (Note 6)
Continuing operations, basic	1.45	1.09				1.12
Discontinued operations, basic	0.59	-				0.30
Income per share, basic	2.04	1.09				1.42
Continuing operations, diluted	1.45	1.08				1.12
Discontinued operations, diluted	0.59	-				0.30
Income per share, diluted	2.04	1.08				1.42

See accompanying notes to the Pro Forma Financial Statements

4 | STRATHCONA RESOURCES LTD.	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Strathcona resources ltd.

Pro Forma Condensed Consolidated Statement of Income and Comprehensive Income

Cdn$ millions (unaudited)

For the Year Ended December 31, 2024	Strathcona(1)	MEG	Presentation Adjustments (Note 2)	Notes	Acquisition Adjustments	Pro Forma Consolidated
Revenues and other income
Oil and natural gas sales	4,373.4	-	4,704.0		-	9,077.4
Sale of purchased products	75.0	-	978.0		-	1,053.0
Royalties	(567.0)	-	(591.0)		-	(1,158.0)
Petroleum revenue, net of royalties	-	5,091.0	(5,091.0)		-	-
Power and transportation revenue	-	58.0	(58.0)		-	-
Oil and natural gas revenues	3,881.4	5,149.0	(58.0)		-	8,972.4
Loss on risk management contracts	(44.0)	-	(7.0)		-	(51.0)
Other income	0.1	-	58.0		-	58.1
	3,837.5	5,149.0	(7.0)		-	8,979.5

Expenses
Purchased product	75.0	958.0	-		-	1,033.0
Blending costs	1,081.5	1,682.0	-		-	2,763.5
Production and operating	640.4	290.0	-		-	930.4
Transportation and processing	363.9	625.0	-		-	988.9
General and administrative	76.1	73.0	24.0		-	173.1
Interest	170.2	-	67.0	5b	19.4	256.6
Transaction related costs	1.0	-	-	5c	25.0	26.0
Finance costs	57.8	-	39.0		-	96.8
Depletion, depreciation and amortization	595.0	620.0	-	5e	29.1	1,244.1
Foreign exchange loss	68.2	67.0	-		-	135.2
Unrealized gain on Sable remediation fund	(0.1)	-	-		-	(0.1)
Commodity risk management loss	-	7.0	(7.0)		-	-
Net finance expense	-	113.0	(113.0)		-	-
Stock-based compensation	-	24.0	(24.0)		-	-
Other	-	(6.0)	-		-	(6.0)
	3,129.0	4,453.0	(14.0)		73.5	7,641.5
Loss on settlement of other obligations	(4.4)	-	-		-	(4.4)
Loss on settlement of debt	-	-	(7.0)		-	(7.0)
Income before income taxes	704.1	696.0	-		(73.5)	1,326.6
Income tax expense (recovery)	196.5	189.0	-	5g	(17.7)	367.8
Income from continuing operations	507.6	507.0	-		(55.8)	958.8
Income from discontinued operations, net of tax	96.1	-	-		-	96.1
Income	603.7	507.0	-		(55.8)	1,054.9
Other comprehensive income, net of tax
Items that may be reclassified to profit or loss:
Foreign currency translation adjustment	-	15.0	-		-	15.0
Comprehensive income	603.7	522.0	-		(55.8)	1,069.9

Income per share (Note 6)
Continuing operations, basic	2.37	1.89				2.33
Discontinued operations, basic	0.45	-				0.23
Income per share, basic	2.82	1.89				2.56
Continuing operations, diluted	2.37	1.87				2.33
Discontinued operations, diluted	0.45	-				0.23
Income per share, diluted	2.82	1.87				2.56

(1)	Revised to reflect presentation of discontinued operations.

See accompanying notes to the Pro Forma Financial Statements

5 | STRATHCONA RESOURCES LTD.	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Strathcona resources ltd.

Notes to the Pro Forma Financial Statements

Cdn$ millions (unaudited)

1.	basis of presentation

These Pro Forma Financial Statements have been prepared by management of Strathcona for inclusion in the Notice of Variation and Change. Management of MEG have not participated in the preparation of these Pro Forma Financial Statements. The Pro Forma Financial Statements reflect the acquisition of all the issued and outstanding Common Shares.

The Pro Forma Financial Statements have been prepared from and should be read in conjunction with:

•	The audited annual consolidated financial statements of Strathcona as at and for the years ended December 31, 2024 and 2023, together with the notes thereto.

•	The unaudited condensed consolidated interim financial statements of Strathcona as at and for the three and six months ended June 30, 2025 and 2024, together with the notes thereto.

•	The audited annual consolidated financial statements of MEG as at and for the years ended December 31, 2024 and 2023, together with the notes thereto.

•	The unaudited interim consolidated financial statements of MEG as at and for the three and six months ended June 30, 2025, and 2024, together with the notes thereto.

MEG’s public reports or securities filings have not been incorporated by reference into the Offer to Purchase and Circular, the Notice of Variation and Change or these Pro Forma Financial Statements and Strathcona has not requested a consent to use the audit report in respect of MEG’s annual consolidated financial statements as at and for the year ended December 31, 2024. As of the date of these Pro Forma Financial Statements, Strathcona has not had access to the non-public books and records of MEG and Strathcona is not in a position to independently assess or verify certain of the information in MEG’s publicly filed documents, including its consolidated financial statements. MEG has not reviewed these Pro Forma Financial Statements and has not confirmed the accuracy and completeness of the information in respect of MEG contained herein. As a result, all pro forma financial information regarding MEG included herein has been derived, by necessity, from MEG’s public reports and securities filings as of September 9, 2025. While Strathcona has no reason to believe that such publicly filed information is inaccurate or incomplete, Strathcona does not assume any responsibility for the accuracy or completeness of any such information.

These Pro Forma Financial Statements have been prepared in all material respects using accounting policies that are in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board on a basis consistent with those disclosed in note 3 of Strathcona’s audited annual consolidated financial statements as at and for the year ended December 31, 2024 and as disclosed in note 2 of Strathcona’s unaudited condensed consolidated interim financial statements as at and for the three and six months ended June 30, 2025.

6 | STRATHCONA RESOURCES LTD.	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Strathcona resources ltd.

Notes to the Pro Forma Financial Statements

Cdn$ millions (unaudited)

2.	Pro Forma PRESENTATION ADJUSTMENTS

Certain reclassification adjustments have been made to the Pro Forma Financial Statements to make presentation of the financial statements of MEG consistent to that of Strathcona, including:

Pro Forma Condensed Consolidated Statement of Financial Position

a)	Reclassified exploration and evaluation assets reported by MEG to property, plant and equipment.

b)	Reclassified interest payable and dividends payable reported by MEG to accounts payable and accrued liabilities.

c)	Disaggregated current and long-term provisions and other liabilities reported by MEG to lease and other obligations and decommissioning provision.

Pro Forma Condensed Consolidated Statement of Income and Comprehensive Income

a)	Disaggregated petroleum revenue, net of royalties reported by MEG into oil and natural gas sales, sale of purchased products and royalties.

b)	Reclassified power and transportation revenue reported by MEG to other income.

c)	Reclassified commodity risk management loss reported by MEG to loss on risk management contracts.

d)	Reclassified stock-based compensation reported by MEG to general and administrative.

e)	Disaggregated net finance expense reported by MEG to interest, finance costs and loss on settlement of debt.

3.	Pro forma CONDENSED consolidated STATEMENT OF FINANCIAL POSITION adjustments and assumptions

a)	Strathcona has offered to purchase all the issued and outstanding Common Shares not already owned by Strathcona or its affiliates. Upon acceptance of the Offer, each MEG common shareholder whose Common Shares are taken up by Strathcona will be entitled to receive, for each Common Share, 0.80 of a Strathcona common share.

The pro forma condensed consolidated statement of financial position as at June 30, 2025 gives effect to the transactions contemplated by the Offer, including the WEF III Equity Investment, as if the acquisition of all of the issued and outstanding Common Shares and related adjustments had occurred on June 30, 2025. The Offer has been accounted for as a business combination in accordance with IFRS 3, Business Combinations using the acquisition method whereby the assets acquired, and the liabilities assumed, are recorded at their estimated fair value on June 30, 2025.

7 | STRATHCONA RESOURCES LTD.	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Strathcona resources ltd.

Notes to the Pro Forma Financial Statements

Cdn$ millions (unaudited)

The following table provides the preliminary purchase price equation:

Estimated number of Strathcona common shares to be issued as share consideration (millions)(1)	176.7
One-day volume-weighted share price of Strathcona common shares as of September 5, 2025 ($/common share)	38.58
Estimated fair value of Strathcona common shares issued under the Offer	6,816.7
Estimated fair value of pre-existing ownership interest in Common Shares(2)	965.6
Total consideration	7,782.3

Current assets	721.0
Property, plant and equipment	9,014.0
Other assets	200.0
Total assets	9,935.0

Current liabilities	512.7
Debt	812.0
Lease and other obligations	278.0
Decommissioning provision	122.0
Deferred tax liability	428.0
Total liabilities	2,152.7

Estimated fair value of net assets to be acquired	7,782.3

(1)	The estimated number of Strathcona common shares to be issued is based upon the assumption that there are 218.3 million outstanding Common Shares, excluding Common Shares owned by Strathcona or its affiliates, and 2.6 million restricted share units and performance share units of MEG which are assumed to be treasury-settled prior to the take-up and payment for the Common Shares deposited under the Offer.

(2)	The amount is based on 36.1 million Common Shares comprised of (a) 23.4 million Common Shares owned at June 30, 2025 with a fair value of $602.1 million as of such date and (b) 12.7 million Common Shares purchased subsequent to June 30, 2025 in accordance with applicable securities laws for $363.5 million funded by a draw on the revolving credit facility.

The above preliminary purchase price and recognized amounts of identifiable assets acquired and liabilities assumed have been determined from information that is publicly available to Strathcona at the time of preparation of these Pro Forma Financial Statements. No adjustment has been made to reflect operating synergies that may be realized after consummation of the Offer.

The acquisition accounting will be finalized after actual results have been obtained and the final fair values of the assets acquired and liabilities assumed have been determined. The purchase price equation is based on the fair value of a Strathcona common share of $38.58 per common share, which represents the one-day volume-weighted average share price of Strathcona common shares on the Toronto Stock Exchange on September 5, 2025. The value of the share consideration to be paid by Strathcona upon the consummation of the Offer will be determined based on the closing price of the Strathcona common shares on the acquisition date. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the pro forma financial information presented herein.

A change in the Strathcona common share price of 10% would increase or decrease the consideration expected to be transferred by approximately $681.7 million, which would be reflected as an increase or decrease to property, plant and equipment.

The following pro forma adjustments were made to reflect the MEG assets and liabilities acquired at fair value:

8 | STRATHCONA RESOURCES LTD.	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Strathcona resources ltd.

Notes to the Pro Forma Financial Statements

Cdn$ millions (unaudited)

b)	Decommissioning provision

The decommissioning provision was revalued using Strathcona’s inflation assumption of 2% and credit-adjusted discount rate of 10%.

c)	Accounts payable and accrued liabilities

Accounts payable and accrued liabilities include $50.0 million of estimated transaction costs. $25.0 million of which is estimated to be incurred by MEG and have been included in current liabilities in the purchase price and $25.0 million of which is estimated to be incurred by Strathcona and have been expensed.

d)	Accounts receivable and dividends payable

Accounts receivable and dividends payable have been reduced for dividend income accrued to Strathcona as a result of the Common Shares held by Strathcona at June 30, 2025.

4.	OTHER ADJUSTMENTS

On June 27, 2025, Strathcona entered into a subscription receipt agreement (the “Subscription Receipt Agreement”) with affiliates of Waterous Energy Fund III (“WEF III”), a related party of Strathcona, under which 21.4 million subscription receipts of Strathcona were issued to WEF III at a price of $30.92 per subscription receipt, for aggregate gross proceeds of $661.7 million. The proceeds are held in escrow by a subscription receipt agent and will be released to Strathcona, and the subscription receipts will convert into common shares of Strathcona upon successful completion of the Offer. The pro forma condensed consolidated statement of financial position is adjusted to reflect the conversion of the subscription receipts into common shares and a corresponding increase to cash.

Under the terms of the Subscription Receipt Agreement, Strathcona is obligated to make a dividend equivalent payment (“DEP”) to WEF III in the event that dividends are declared on Strathcona’s common shares prior to either their conversion into common shares or termination of the Offer. As at June 30, 2025, Strathcona has recorded a DEP of $6.4 million (or $0.30 per subscription receipt). Accounts payable and accrued liabilities in the pro forma condensed consolidated statement of financial position are adjusted to reflect the settlement of the DEP, with a corresponding increase to debt.

On August 7, 2025, the board of directors of Strathcona declared a quarterly dividend of $0.30 per Strathcona common share to be paid on September 22, 2025 to all shareholders of record on September 12, 2025. In connection therewith, WEF III is entitled to a DEP of approximately $6.4 million.

5.	Pro forma CONDENSED CONSOLIDATED STATEMENT OF iNCOME AND cOMPREHENSIVE INCOME adjustments

The pro forma condensed consolidated statement of income and comprehensive income for the six months ended June 30, 2025 and for the year ended December 31, 2024 give effect to the transactions contemplated by the Offer and adjustments as if they occurred on January 1, 2024.

9 | STRATHCONA RESOURCES LTD.	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Strathcona resources ltd.

Notes to the Pro Forma Financial Statements

Cdn$ millions (unaudited)

a)	Other income

Other income has been reduced for dividend income accrued to Strathcona as a result of the Common Shares held by Strathcona at June 30, 2025.

b)	Interest

Interest expense has been adjusted to reflect incremental charges on amounts drawn on Strathcona’s revolving credit facility of approximately $0.4 billion to purchase Common Shares subsequent to June 30, 2025.

A change in interest rate of 1/8% would increase or decrease the pro forma interest adjustment by approximately $0.2 million and $0.5 million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively.

c)	Transaction related costs

Transaction related costs of Strathcona are estimated to be $25.0 million.

d)	Finance costs

Finance costs have been adjusted to reflect the accretion associated with a lower pro forma decommissioning provision as per note 3(b).

e)	Depletion, depreciation and amortization

Depletion, depreciation and amortization expenses have been adjusted to reflect the MEG carrying value of property, plant and equipment to its fair value upon acquisition, (as determined in the preliminary purchase price equation detailed in note 3(a)), using the unit-of-production method based on proved and probable reserves taking into account estimated future development costs necessary to bring those reserves into production.

MEG’s estimates used to determine depletion, depreciation and amortization differ from Strathcona’s. Effective January 1, 2025, MEG depleted field production assets using the unit-of-production method based on estimated proved developed bitumen reserves. Prior to January 1, 2025, MEG depleted field production assets using the unit-of production method based on estimated proved bitumen reserves plus estimated future development costs required to develop and produce proved bitumen reserves. This change in estimate was applied on a prospective basis resulting in an approximately $92.0 million decrease to MEG’s depletion and depreciation in the six months ended June 30, 2025, which has resulted in a corresponding increase to the pro forma adjustment for the same period.

f)	Gain on marketable securities

Gain on marketable securities has been adjusted to remove amounts relating to the Common Shares held by Strathcona at June 30, 2025.

g)	Income tax expense

Deferred income taxes are calculated using the statutory rate in effect during the periods for which the Pro Forma Financial Statements are presented and have been adjusted at a tax rate of 24.1% to reflect the tax impact of the adjustments noted above.

10 | STRATHCONA RESOURCES LTD.	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Strathcona resources ltd.

Notes to the Pro Forma Financial Statements

Cdn$ millions (unaudited)

6.	pro forma INCOME per share

The following table summarizes pro forma basic and diluted income per common share of Strathcona issued and outstanding:

(millions)	Six months ended June 30, 2025	Year ended Dec 31, 2024
Actual weighted average number of Strathcona common shares outstanding	214.2	214.2
Assumed number of Strathcona common shares to be issued on acquisition of MEG	176.7	176.7
Number of Strathcona common shares to be issued pursuant to the WEF III Equity Investment	21.4	21.4
Pro forma weighted average of Strathcona common shares outstanding – basic and diluted	412.3	412.3

Pro forma income from continuing operations	462.0	958.8
Pro forma income from discontinued operations, net of tax	125.1	96.1
Pro forma income	587.1	1,054.9

Continuing pro forma basic and diluted income per share	1.12	2.33
Discontinued pro forma basic and diluted income per share	0.30	0.23
Pro forma basic and diluted income per share	1.42	2.56

11 | STRATHCONA RESOURCES LTD.	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

APPENDIX B

OFFEROR PRESENTATION OF BENEFITS FOR THE PROPOSED COMBINATION

(Attached)

B-1

Filed by Strathcona Resources Ltd.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: MEG Energy Corp.
Commission File No. 132-02876
Amended and Extended MEG Offer September 8, 2025

Transaction Overview 2 ▪ Strathcona to offer 0.80 Strathcona shares for each MEG share (the “Amended Offer”) – Equates to $30.86 / MEG share, based on SCR’s volume-weighted average price of $38.58 / SCR share on September 5th, 2025, reflecting an 11% premium to the Cenovus agreement (the “MEG Board Deal”) – Tender deadline extended to October 20, 2025 ▪ Strathcona intends to pay a $2.142bn special distribution in the fourth quarter of 2025, which SCR shareholders are expected to receive as a dividend or, upon election, a return of capital (the “Special Distribution”)(1) – Strathcona expects to have ~410mm shares outstanding(2) assuming 100% take-up under the Amended Offer or any second stage transaction, implying a Special Distribution of $5.22 / SCR share – MEG shareholders who tender into the Amended Offer will be eligible for the Special Distribution – If Amended Offer is unsuccessful, SCR will still proceed with Special Distribution ($10.00 / SCR share) ▪ Strathcona expects to have ~$3.0 billion in net debt at closing (~1.1x Net Debt / EBITDA at US$60 WTI)(3) – Strathcona remains positioned for upgrade to investment grade (long-term investment grade cost of debt is ~4%), confirmed based on recent SCR discussions with rating agency(4) ▪ SCR to be owned ~48% by Waterous Energy Fund (WEF) and other SCR insiders, ~9% by other existing SCR shareholders, and ~43% by existing MEG shareholders(5) – Despite the MEG Board’s claims, WEF has a long-term view of the business and continues to have no intention to sell any SCR shares in the foreseeable future – WEF has announced it would be willing to enter into a lock-up agreement as part of a supported transaction Offer Summary See Slide Notes and Advisories ▪ 11% premium vs. current value of MEG Board Deal(6) ▪ Market reaction to the MEG Board Deal indicates the MEG Board’s broken sale process resulted in the single most lopsided public company deal in Canada in nearly 20 years, leaving billions of dollars on the table(7) Strathcona’s Offer is Superior to the MEG Board Deal Better Price Better Upside Better Future ▪ The MEG Board Deal is a largely cash exit for MEG shareholders, crystalizing value and forcing shareholder to give up decades of future upside in MEG’s long-life assets – MEG shareholders only participate in 4% of purported CVE synergies(8) ▪ SCR’s Offer gives MEG shareholders a fair share of future upside based on MEG’s relative contribution, while delivering >25% per share accretion on most metrics(9) ▪ SCR will be uniquely positioned in the North American E&P industry as the largest oil pure play without mines or refineries, with leading profitability, reserve life and growth profile(10) ▪ SCR will continue executing on its core area consolidation plus organic growth strategy, which has delivered the highest total shareholder return in the Canadian E&P sector since SCR’s founding in 2017(11)

The MEG Board Deal Is Not a Fair Deal for MEG Shareholders

The market agrees that the MEG Board left billions on the table due to its broken sale process, disproportionately benefiting CVE shareholders at the expense of MEG shareholders

All Canadian Public-to-Public M&A Transactions Since 2006 >$500 million (102 Transactions)

5-Day Change in Buyer Share Price Post-Announcement[1]



10%
Median
(2%)
CVE-MEG

Precedent Transaction Filters	
Date Range	2006 - 2025
Region	Canada
Transaction Type	Public-to-Public
Minimum Transaction Size	C$500mm
Sectors	All
Consideration Form	All-Stock, All-Cash, Cash-and-Stock

5-Day Change in Buyer Market Cap Post-Announcement as % of Seller Market Cap[2]



56%
CVE's stock performance in the days following the MEG announcement indicates the MEG Board negotiated the single most lopsided public company deal in Canada in nearly 20 years
Median
(5%)
CVE-MEG
$7.0
$3.9
56%
MEG Market Cap. Pre-CVE Announcement
CVE Market Cap Increase 5-Days Post Announcement

3

See Slide Notes and Advisories

Better Price 4 Strathcona’s Amended Offer reflects an 11% premium to the MEG Board Deal, with a clearer path to shareholder approval and minimal conditionality See Slide Notes and Advisories O Consideration per MEG Share ($ / Share) Shareholder Approval Process Offer Share Consideration (% Shares) Cash Consideration (% Cash) Total Consideration Timing Approval Threshold $7.35 (0.33125 / CVE Share) (26%) $20.44 (74%) $27.79 Shareholder Meeting October 9, 2025 • 66 2/3% of votes cast by MEG shareholders present in person or by proxy at meeting • SCR intends to vote its ~14.2% of MEG shares “No” • Assuming voter turnout in-line with 2025 MEG shareholder meeting (66%), CVE requires ~85% of remaining votes to be “Yes” $30.86 (0.80 / SCR Share) (100%) $0 (0%) $30.86 Tender Expiry October 20, 2025 • 66 2/3% of total MEG shares tendered • SCR’s ~14.2% of MEG shares counts towards this threshold • SCR requires additional ~52.5% of shares outstanding to tender • SCR may waive its 66 2/3% tender condition, at which point threshold would drop to irrevocable 50% minimum tender (~42.9% required to tender) 11% Premium

Better Upside 5 The MEG Board Deal’s cash heavy structure prevents MEG shareholders from participating in the upside of MEG’s long-life oil reserves; SCR’s offer allows MEG shareholders to retain full exposure to a 100% oil business Illustrative Offer Values at US$80 WTI, Holding Current Price / Cash Flow Multiple Constant MEG Board Deal ($ / MEG Share) SCR Amended Offer ($ / MEG Share) $20.44 $20.44 $7.35 $9.98 $27.79 $30.42 Current Illustrative Value @ US$80 WTI Cash Stock $30.86 $42.13 Current Illustrative Value @ US$80 WTI Stock (1) (2) (3) (4) See Slide Notes and Advisories

48% 45% 41% 46% 45% 46% 42% 48% 44% 52% 55% 59% 54% 55% 54% 58% 52% 56% Better Accretion 6 The Amended Offer exchange ratio results in ownership for MEG shareholders in excess of MEG’s contribution to the combined business on all metrics, while delivering strong accretion to both SCR and MEG shareholders Production Net Asset Value(8) Funds Flow(1) 2024A Production (Mbbls/d)(5) 2025E Production (Mbbls/d)(6) 2030E Production (Mbbls/d)(7) 1P NPV10 (B-Tax), Less Debt & Leases(1)(9) ($mm) 2P NPV10 (B-Tax), Less Debt & Leases(1)(9) ($mm) 2024A ($mm)(5) 2025E @ US$60 WTI ($mm)(6) 47% See Slide Notes and Advisories Funds Flow less Sustaining Capex (1) 2024A ($mm)(5) 2025E @ US$60 WTI ($mm)(6) MEG SCR 49% % Contribution (excl. Synergies) % Accretion (incl. Synergies and Reinvestment of Special Distribution)(1) Original Offer Amended Offer Amended Offer + Special Distribution MEG(3) SCR(4) 21% 16% 28% 11% 40% 3% 13% 9% 24% 4% 25% 13% 29% 9% 30% 14% 40% 7% Leverage Net Debt / EBITDA @ US$60 WTI(1) 1.1x Relative MEG Market Cap at the Offer Price(2)

Better Synergies

SCR's synergies are ~5x more meaningful per dollar of funds flow than CVE's, and SCR shares ~13x more of those synergies with MEG shareholders; SCR agrees with CVE that there are many "low-hanging fruit" opportunities

Disclosed Synergies (C$mm / Year)



CVE Disclosed "Synergies" (~$400mm)
~8.4% of 2025E Funds Flow(1)
$205
$75
$25
$55
$50
43% shared with MEG shareholders ($88mm)(2)
~1.7% of 2025E Funds Flow(1)
$150
$30
$15
$15
$10
$80
4% shared with MEG shareholders (~$7mm)(2)
$250
SCR Synergies(3)
CVE Synergies(4)
CVE Capital Investment Opportunity
G&A
Financing
Opex
Capex
Revenue

CVE Identified Capital Investment Opportunities[4]	Available to SCR?	
1. Wider Spacing and Longer Lateral Lengths	✓	Consistent with existing SCR operating strategy (80m-100m spacing, >1,500m laterals)
2. Redevelopment Wells	✓	Essentially the same as SCR's lower-drainage well strategy in Orion and Tucker
3. Re-Rate Steam Generators	✓	SCR subject to same regulatory / technical limits as CVE
4. Install Surplus Steam Generator	✓	Available for <$20mm estimated capital cost (majority of cost is engineering / install)
5. Optimal Development Sequencing / Access Boundary Resource	✗	Minimal present value benefit given MEG's ~50-year reserve life index

7

See Slide Notes and Advisories

Better Focus The SCR Amended Offer allows MEG Shareholders to continue to participate in a heavy oil pure play with improved profitability, without being diluted by less profitable, non-core businesses See Slide Notes and Advisories SCR MEG CVE 1H 2025 Operating Netback ($/bbl)(1)(2) $40.20 $37.68 $40.06 $23.91 ($2.60) $34.01 SCR MEG CVE Oil Sands CVE Other Upstream CVE Downstream ($ / bbl throughput) CVE Total ($ / bbl production) 1H 2025 Production % 1H 2025 Capex 114 Mbbls / d (100% oil) 86 Mbbls / d (100% oil) 602 Mbbls / d (100% oil) 189 Mboe / d (9% oil) n/a 791 Mboe / d (78% oil) 59% 30% 11% 8

Better Trading Catalysts 9 SCR’s combination with MEG is expected to make SCR eligible for investment to a broader array of investors including passive funds, increasing liquidity for both current SCR and MEG shareholders Immediate ~12x increase in trading volume See Slide Notes and Advisories Median Daily Trading Value, Trailing Month ($mm)(1) $5.2 $58.9 $64.1 SCR MEG Pro Forma SCR Current Index and ETF % Ownership(2) 0.13% 7.17% 6.69% SCR MEG CVE Eligibility for Inclusion in Major Indexes Including: • S&P TSX • MSCI World (MEG and SCR currently in MSCI Small-Cap) • FTSE All Cap (MEG and SCR currently in FTSE Small-Cap) Estimated incremental buying demand from passive funds post-completion of Amended Offer SCR + MEG

– 5% 10% 15% 20% 25% 2026E Funds Flow Less Sustaining Capex Yield Better Positioned 10 A combination between SCR and MEG would unite two leading heavy oil “pure plays” into a new North American oil champion, which would be uniquely positioned and would initially be trading at a discount vs. peers See Slide Notes and Advisories North American E&P’s Growth Reserves Scale Balance Sheet Oil Weighting Market Cap > $1 billion 2026 Prod. Growth > 2% Y/o/Y Proved RLI > 10 years 2025 Production > 150 Mboe/d Investment Grade Credit Rating >80% Oil # of Companies 51 32 17 9 5 1 (SCR + MEG) Avg. 2026E Funds Flow Less Sustaining Capex Yield (%)(1) 13% 12% 11% 10% 9% 10% SCR + MEG Metric $15.8bn(2) ~8%(3) 29 years(4) 220 Mboe/d(4) Yes(5) 100%(4) SCR Detail • 6 th largest E&P in Canada • 13th largest E&P in North America • 2024-2030 CAGR of ~7% • ~325 Mbbls / d by 2031 • 2 nd longest 1P RLI in North America (2.3bn bbls) • 2P RLI of ~50 years (4.0bn bbls) • Largest producer in North America founded since 2017 • ~4% estimated cost of debt • Fully unsecured capital structure • Largest oil pure play in North America without mines / refineries + (~10% Funds Flow Less Sustaining Capex Yield @ US$60 WTI) + + + + +

134% 303% 229% 212% 197% 188% 165% 146% 139% 203% 110% 76% 72% 66% 59% 35% 28% 27% 23% 17% (0%) (3%) (7%) (55%) (74%) Strathcona S&P 500 Peer 2 Peer 3 Peer 4 Peer 5 Peer 6 S&P/TSX MEG Peer 8 Peer 9 Peer 10 Peer 11 XEG Peer 12 Peer 13 Inflation Cenovus Peer 15 Peer 16 Peer 17 Peer 18 Peer 19 Peer 20 Better Track Record 11 SCR has delivered peer leading returns for its shareholders over its first nine years; SCR’s board and team remain fully aligned with its shareholders and are committed to doing the same for former MEG shareholders going forward See Slide Notes and Advisories 18% 15% 14% 10% Annualized Return(2) 13% 13% 12% 11% 11% 9% 7% 6% 6% 6% 4% 3% 2% 2% (0%) (0%) (1%) (9%) Unaffected Price Before SCR Initial Offer 3% (14%) Total Shareholder Return Since SCR Inception (January 2017), versus 20 Largest Canadian E&Ps(1) A Better Track Record Starts With Better Alignment 1. Majority of SCR board of directors has majority of personal net worth in SCR stock 2. No board or management team member has ever sold a share of SCR 3. Highest insider ownership in Canadian E&P sector

Appendix

Complementary, High-Quality Assets 13 Strathcona and MEG have highly similar asset bases focused on SAGD oil sands development, with near identical margins and reserves life indexes 2024 Production Sales Volumes (Mbbls/d)(1) 111 101 % Oil 100% 100% 2024 Netback ($ / bbl) Oil Sales, Net of Blending(2) $81.33 $82.13 Royalties (14.01) (15.96) Transportation & Operating Expenses (24.81) (23.14) G&A and Stock-Based Compensation (1.88) (2.62) EBITDA Netback(2) $40.63 $40.42 Depletion, Depreciation and Amortization (14.70) (16.74) Finance Expense, Excl. Interest on Debt(2) (0.92) (1.05) Operating Earnings, Excl. Interest on Debt(2) $25.01 $22.63 YE 2024 Reserves (Gross of Royalties)(3) 1P (Mmbbls) 1,169 1,158 Reserves Life Index (years) 29 31 2P (Mmbbls) 2,020 1,939 Reserves Life Index (years) 50 52 1P B-Tax NPV10 ($mm)(3) $12,649 $12,656 2P B-Tax NPV10 ($mm)(3) $17,905 $15,427 See Slide Notes and Advisories

4.0 4.0 2.1 1.9 1.8 1.8 1.8 0.9 0.9 0.9 CNRL Suncor Cenovus Imperial EOG Occidental Strathcona + MEG Diamondback Devon MEG Strathcona 285 282 603 154 195 92 103 1,057 853 641 413 219 201 116 103 103 CNRL Suncor Cenovus Imperial Strathcona + MEG Whitecap Strathcona MEG ARC SAGD Other Oil / Condensate A Canadian Oil Champion 14 The combined business would be the fifth-largest oil producer and fourth-largest SAGD producer in Canada, and rank among the top holders of proved oil reserves across North America Q1 2025 Oil Production (Mbbl/d)(1) 2024 Proved Oil Reserves (Net of Royalties) (Bn bbl)(2) See Slide Notes and Advisories 9.1 Canada U.S.

Forward-Looking Information Certain statements contained in this presentation constitute "forward-looking information" within the meaning of applicable Canadian securities laws and "forward-looking statements" within the meaning of applicable U.S. securities laws (collectively, "forward-looking information") and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events, and is therefore subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking information. Often, but not always, forward-looking information can be identified by the use of forward-looking words such as "believes", "plans", "expects", "intends" and "anticipates", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "should", "would", "might" or "will" be taken, occur or be achieved. Forward-looking information contained in this presentation includes, but is not limited to, statements relating to: Strathcona Resources Ltd.'s ("Strathcona") offer to acquire all of the issued and outstanding common shares in the capital of MEG Energy Corp. ("MEG") not already owned by Strathcona or its affiliates, as amended and varied (the "Offer"), including the terms thereof and the consideration to be offered by Strathcona thereto; expectations relating to Strathcona's intention to pay a special distribution to its shareholders, including the anticipated form and amount of, and source of funding for, the special distribution, timing thereof and expected approvals therefor; the expectation that, if the Offer is completed, MEG shareholders who deposit MEG common shares under the Offer will be entitled to participate in the special distribution; the expected capitalization of Strathcona following completion of the transaction, including the number of shares outstanding, net debt and net debt to EBITDA ratio; the expected ownership of the combined company; the expected credit rating of the combined company; the expectation that WEF has a long-term view of Strathcona’s business and has no plans to sell any of its Strathcona shares in the foreseeable future; WEF’s willingness to enter into a lock-up agreement as part of a supported transaction; the expectation that Strathcona will vote its MEG common shares against the Cenovus transaction; the expected ability of Strathcona to implement operating and development synergies in connection with the combination of MEG and Strathcona; the expected benefits of the Offer and the combination of Strathcona and MEG, both to the MEG shareholders and the Strathcona shareholders; the anticipated strategic, operational and financial benefits that may result from the combination of Strathcona and MEG, including, but not limited to: the size, scale and liquidity of the combined company, including the combined company's market capitalization, daily trading value and the expected index inclusion and other anticipated strategic, operational and financial benefits that may result from the combination of Strathcona and MEG; the expected sustainable free cash flow of the combined company and North American E&Ps; the expected production, funds flow, funds flow less sustaining capital expenditure, net asset value and leverage of the combined company, including expected accretion and synergies; and other anticipated strategic, operational and financial benefits that may result from the acquisition of MEG by Strathcona. Although Strathcona believes that the expectations reflected by the forward-looking information presented in this presentation are reasonable, the forward-looking information is based on assumptions and factors concerning future events that may prove to be inaccurate. Those assumptions and factors are based on information currently available to Strathcona about itself and MEG and the businesses in which they operate. Information used in developing forward-looking information has been acquired from various sources, including third party consultants, suppliers and regulators, among others. The material assumptions used to develop the forward-looking information herein include, but are not limited to: the ability of Strathcona to complete the combination of Strathcona and MEG, pursuant to the Offer or otherwise, integrate Strathcona's and MEG's respective businesses and operations and realize the anticipated strategic, operational and financial benefits and synergies from the acquisition of MEG by Strathcona; the conditions of the Offer will be satisfied on a timely basis in accordance with their terms; the ability of Strathcona to fund the special distribution, including the expected sources of funding therefor and the anticipated impact thereof on Strathcona's financial position; the ability of Strathcona to obtain all approvals required to complete the special distribution in a timely manner or at all; the anticipated synergies and other anticipated benefits of the Offer will be realized in a manner consistent with Strathcona's expectations; future production rates and estimates of capital and operating costs of the combined company; the combined company's reserves volumes and the net present values thereof; anticipated timing and results of combined company capital expenditures; that there will be no material change to MEG's operations prior to completion of the transaction; the combined business has the same per barrel oil overhead cost as Strathcona; MEG's public disclosure is accurate and that MEG has not failed to publicly disclose any material information respecting MEG, its business, operations, assets, material agreements or otherwise; there will be no material changes to laws and regulations adversely affecting Strathcona's or MEG's operations; and the impact of the current economic climate and financial, political and industry conditions on Strathcona's and MEG's operations will remain consistent with Strathcona's current expectations. All figures and descriptions provided in this presentation related to the Offer, including with respect to the consideration payable under the Offer, the reasons for the Offer, the potential benefits to MEG shareholders and expected effects post combination, are based on and assume the following: (a) Strathcona's and MEG's respective dividends, liquidity, debt, credit ratings, debt costs and assets (including reserves and resources) will not change from September 5, 2025, in the case of Strathcona, and from what Strathcona has ascertained from MEG's public filings on SEDAR+ up to and including September 5, 2025, in the case of MEG, and, in the case of reserves and contingent resources, as applicable, those reported by Strathcona and MEG in their respective most recent annual information forms for the year ended December 31, 2024; (b) approximately 254.4 million MEG common shares will be issued and outstanding immediately prior to the date this presentation and approximately 2.6 million MEG common shares will be issuable pursuant to the exercise, exchange or conversion, as applicable, of the securities of MEG that are exercisable or exchangeable for or convertible into MEG common shares (other than rights under the MEG's shareholder rights plan) outstanding immediately prior to the date of this presentation; (c) that all of the MEG common shares are deposited under the Offer pursuant to the terms thereof or acquired by Strathcona pursuant to a statutory compulsory acquisition, if available, or a subsequent transaction for the purpose of MEG becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of Strathcona; and (d) no other MEG common shares or Strathcona common shares will be issued before the successful completion of the Offer. Assumptions have also been made with respect to future oil and gas prices, differentials and future foreign exchange and interest rates. Although Strathcona believes that the assumptions made and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking information herein will prove to be accurate. Because actual results or outcomes could differ materially from those expressed in any forward-looking information, readers should not place undue reliance on any such forward-looking information. By its nature, forward-looking information is based on assumptions and involves known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking information. In particular, there are certain risks related to the consummation of the Offer and the business and operations of MEG and Strathcona (including the business and operations that are currently being conducted and undertaken by Strathcona and those that are expected to be conducted and undertaken by Strathcona upon consummation of the Offer) including, but not limited to: changes in general economic conditions in Canada, the United States and elsewhere; changes in operating conditions (including as a result of weather patterns); the volatility of prices for oil and natural gas and other commodities; commodity supply and demand; fluctuations in foreign exchange and interest rates; changes or proposed changes in applicable tariff rates; availability of financial resources and/or third-party financing; conditions required for declaring the special distribution not having been satisfied; the inability of Strathcona to procure the approvals required to complete the special distribution, in a timely manner or at all; availability of equipment, materials and personnel; defaults by counterparties under commercial arrangements to which MEG (or any of its subsidiaries) is a party; an inability to procure regulatory approvals in a timely manner or on terms satisfactory to Strathcona; new or changing laws and regulations (domestic and foreign); the risk of failure to satisfy the conditions to the Offer; and the risk that the anticipated synergies and other benefits of the Offer may not be realized. In addition, readers are cautioned that the actual results of Strathcona following the successful completion of the Offer may differ materially from the expectations expressed herein as a result of a number of additional risks and uncertainties. Some of these risks, uncertainties and other factors are similar to those faced by other oil and gas companies and some are unique to Strathcona. Strathcona's annual information form for the year ended December 31, 2024 and other documents filed by Strathcona with the applicable Canadian securities regulatory authorities (available under Strathcona's profile on SEDAR+ at www.sedarplus.ca) further describe risks, material assumptions and other factors that could influence actual results. This presentation contains information that may constitute financial outlook about the prospective financial performance, financial position or cash flows of the company resulting from the combination of Strathcona and MEG, all of which is subject to the same assumptions, risk factors, limitations and qualifications as set forth above. The financial outlook included in this presentation has been prepared by, and is the responsibility of, management of Strathcona. Readers are cautioned that the assumptions used in the preparation of such financial outlook, although considered reasonable, and reflecting the best estimates and judgments and assumptions that are reasonable in the circumstances, at the time of preparation, may prove to be imprecise or inaccurate and, as such, undue reliance should not be placed on the financial outlook. The actual results, performance and achievements of the combined company could differ materially from those expressed in, or implied by, financial outlook. Strathcona has included financial outlook in order to provide readers with a more complete perspective on the combined company's future operations and management's current expectations relating to the combined company's future performance following completion of the Offer. Readers are cautioned that such information may not be appropriate for other purposes. Management approved the financial outlook contained herein as of the date of this presentation. The forward-looking information contained in this presentation is provided as of the date hereof and Strathcona does not undertake any obligation to update or to revise any of the forward-looking information included herein, except as required by applicable securities laws. The forward-looking information contained in this presentation is expressly qualified by this cautionary statement. No Offer or Solicitation This presentation is for informational purposes only and does not constitute an offer to buy or sell, or a solicitation of an offer to sell or buy, any securities. The Offer to acquire common shares of MEG and issue Strathcona common shares in connection therewith is made solely by, and subject to the terms and conditions set out in, the Offer to Purchase and Bid Circular, dated May 30, 2025 (the "Offer to Purchase and Circular"), as the same will be amended by a Notice of Variation, Change and Extension reflecting the updated Offer, and accompanying letter of transmittal and notice of guaranteed delivery (the "Offer Documents"). The Offer Documents contain important information about the Offer and should be read in their entirety by MEG shareholders. Additional Information About the Proposed Offer and Where to Find It In connection with the Offer, Strathcona has filed and will file relevant materials with the U.S. Securities and Exchange Commission (the "SEC"), including a registration statement on Form F-10 (the "Registration Statement") under the United States Securities Act of 1933, as amended, which includes the Offer Documents and other documents related to the Offer. This presentation is not a substitute for the Registration Statement, the Offer Documents or any other relevant documents filed, or to be filed, with the applicable Canadian securities regulatory authorities or the SEC. MEG shareholders and other interested parties are urged to read the Registration Statement, the Offer to Purchase and Circular, the Offer Documents, all documents incorporated by reference therein, all other applicable documents and any amendments or supplements to any such documents when they become available, because they do and will contain important information about Strathcona, MEG and the Offer. The Registration Statement, Offer Documents and other materials filed or that will be filed by Strathcona with the SEC will be available electronically without charge at the SEC's website at www.sec.gov. The Registration Statement, Offer Documents, documents incorporated by reference therein and other relevant documents may also be obtained on request without charge from Strathcona by email at info@strathconaresources.com or by phone at (403) 930-3000 or Laurel Hill Advisory Group, the information agent for the Offer by email at assistance@laurelhill.com or by phone at 1-877-452-7184 (Toll-Free), and will also be available electronically at www.sedarplus.ca. Advisories 15

Cautionary Statement Respecting Information of MEG and Cenovus Strathcona has not had access to the non-public books and records of MEG or Cenovus and Strathcona is not in a position to independently assess or verify certain of the information in MEG's or Cenovus's publicly filed documents, including its financial statements and reserves disclosures. MEG and Cenovus have not reviewed this presentation and have not confirmed the accuracy and completeness of the information in respect of MEG and Cenovus, respectively, contained herein. As a result, all information regarding MEG and Cenovus included herein has been taken from, or is based upon, publicly available information filed by MEG and Cenovus, respectively, with the applicable securities regulatory authorities in Canada prior to the date hereof and other public sources. While Strathcona has no reason to believe that such publicly available information is inaccurate or incomplete, or contains any untrue statement of a material fact or omits to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, Strathcona does not assume any responsibility for the accuracy or completeness of any such information or for any failure by MEG or Cenovus to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Strathcona. Oil and Gas Advisories Production and Reserves Information MEG's oil and gas reserves and resources Strathcona's oil and gas reserves estimates included in this presentation have been prepared in accordance with National Instrument 51 101 – Standards for Disclosure for Oil and Gas Activities ("NI 51-101"), which prescribes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities that differ from the oil and gas disclosure standards of the SEC under Subpart 1200 of Regulation S-K. NI 51-101 permits oil and gas issuers, in their filings with the applicable securities regulatory authorities in Canada, to disclose proved, probable and possible reserves, and resources, and to disclose reserves and production on a gross basis before deducting royalties. The SEC definitions of proved and probable reserves are different than the definitions contained in NI 51-101. Therefore, proved and probable reserves disclosed in this presentation in compliance with NI 51-101 may not be comparable to those disclosed by U.S. companies in reports filed with the SEC. Moreover, as permitted by NI 51 101, Strathcona has determined and disclosed its reserves and the related net present value of future net revenue from its reserves in its NI-51 101 compliant reserves disclosure using forecast prices and costs. In contrast, the SEC requires that reserves and related future net revenue be estimated based on historical 12-month average prices rather than forecast prices, but permits the optional disclosure of revenue estimates based on different price and cost criteria, including standardized future prices or management's own forecasts. Consequently, the oil and gas reserves estimates included in this presentation that are prepared in accordance with NI 51-101 are not comparable to oil and gas reserve estimates provided by U.S. companies in their filings with the SEC. The combined company production and reserves information presented in this presentation is based on: (a) in respect of Strathcona, the report prepared by McDaniel & Associates Consultants Ltd. ("McDaniel") dated effective December 31, 2024 (the "SCR McDaniel Report"), assessing and evaluating the proved and probable reserves and contingent resources of Strathcona, and (b) in respect of MEG, the independent reserves report of GLJ Ltd. ("GLJ") dated effective as of December 31, 2024 (the "MEG GLJ Report"), assessing and evaluating the proved and probable reserves and contingent resources of MEG. Such estimates constitute forward-looking statements, which are based on values that Strathcona's management believes to be reasonable, and are subject to the same limitations discussed under "Forward-Looking Information". The net present value of future net revenues attributable to reserves included in this presentation do not represent the fair market value of such reserves. There is no assurance that the forecast prices and costs assumptions will be attained, and variances could be material. References to "oil" in this presentation refer to, (i) with respect to Strathcona, collectively, bitumen, heavy oil, condensate and light oil and other natural gas liquids ("NGL") (comprised of ethane, propane and butane only), and (ii) with respect to MEG, bitumen. All production is presented on a gross basis (as defined in NI 51-101) unless otherwise stated. Oil and Gas Metrics This presentation contains metrics commonly used in the crude oil and natural gas industry, including "net asset value" and "reserves life index" or "RLI". These terms do not have a standardized meaning and may not be comparable to similar measures presented by other companies, and therefore should not be used to make such comparisons. Readers are cautioned as to the reliability of oil and gas metrics used in this presentation. Management of Strathcona uses these oil and gas metrics for its own performance measurements and to provide investors with measures to compare Strathcona's projected performance over time; however, such measures are not reliable indicators of Strathcona's future performance, which may not compare to Strathcona's performance in previous periods, and therefore should not be unduly relied upon. "Reserves life index" or "RLI" is calculated by dividing the applicable reserves and/or contingent resources by expected production. Net asset value forecasts oil and natural gas sales (based on sales volumes and prices received, including for sales of purchased product), royalty expenses, all operating and transportation costs, capital expenditures, and decommissioning expenses, and all other forecasted expenses until all of the company’s reserves are depleted, discounted back at various discount rates. Barrels of Oil Equivalents This presentation contains various references to the abbreviation "boe" which means barrels of oil equivalent. All boe conversions in this presentation are derived by converting gas to oil at the ratio of six thousand cubic feet ("mcf") of natural gas to one barrel ("bbl") of crude oil. Boe may be misleading, particularly if used in isolation. A boe conversion rate of 1 bbl: 6 mcf is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio of oil compared to natural gas based on currently prevailing prices is significantly different than the energy equivalency ratio of 1 bbl: 6 mcf, utilizing a conversion ratio of 1 bbl: 6 mcf may be misleading as an indication of value. Third-Party Information All information herein in respect to third parties has been obtained from the public disclosure of such third parties and has not been independently verified. While Strathcona does not have any knowledge that such information may not be accurate, there can be no assurance that such third-party information is complete or accurate. Strathcona makes no representation or warranty, expressed or implied, as to the accuracy or completeness of such information. Currency All figures in Canadian dollars unless otherwise noted. Advisories 16

Advisories

Non-GAAP Financial Measures and Ratios

Non-GAAP financial measures and ratios are used internally by management to assess the performance of Strathcona. They also provide investors with meaningful metrics to assess Strathcona's performance compared to other companies in the same industry. However, Strathcona's use of these terms may not be comparable to similarly defined measures presented by other companies. Investors are cautioned that these measures should not be construed as an alternative to financial measures determined in accordance with generally accepted accounting principles ("GAAP") and these measures should not be considered to be more meaningful than GAAP measures in evaluating Strathcona's performance.

The following tables include a reconciliation of the non-GAAP measures used throughout this presentation to their most comparable GAAP measure. Subsequent adjustments have been made to reflect the Montney disposition, overhead and interest synergies expected to occur as a result of the combination with MEG and, in the case of funds flow, the planned special distribution.

"**Net Debt**" and **"Net Debt (Post Montney Disposition)"** are used by management to analyze leverage and liquidity. Net Debt is calculated as debt less cash and cash equivalents, less marketable securities (when applicable), plus unamortized debt costs. Net Debt (Post Montney Disposition) reflects Net Debt after giving effect to the Montney dispositions.

The following table summarizes "Net Debt" and "Net Debt (Post Montney Disposition)"of Strathcona, MEG and the combined business as at December 31, 2024:

	December 31, 2024		
($ millions)	Strathcona	MEG	Combined
Debt	2,462	858	**3,320**
Cash and cash equivalents	—	(156)	**(156)**
Unamortized debt costs	25	6	**31**
Net Debt	**2,487**	**708**	**3,195**
Adjustment for Montney Disposition	(2,719)	—	**(2,719)**
Net Debt (Post Montney Disposition)	**(232)**	**708**	**476**

"EBITDA" is used by management to analyze operating performance and provides an indication of the funds generated by Strathcona's principal business before accounting for interest, tax, and depletion, depreciation and amortization. EBITDA is calculated as oil and natural gas sales and sales of purchased product less: purchased product; bending costs; royalties; production and operating expense; transportation and processing expense and general and administrative expense. "**EBITDA (Post Montney Disposition)**" reflects EBITDA after giving effect to the Montney dispositions. **"EBITDA Netback"** and **"EBITDA Netback (Post Montney Disposition)"** are calculated by dividing "**EBITDA**" and "**EBITDA (Post Montney Disposition)"** by the respective sales volumes for the relevant period.

In respect of MEG, **"EBITDA"** is calculated as sales from production, sales of purchased product, power and transportation revenue less: purchased product; diluent, royalties; operating expenses; transportation and storage expense; general and administrative expense and stock based compensation. **"EBITDA Netback"** in respect of MEG is calculated by dividing "**EBITDA"** by the respective sales volumes for the relevant period.

"Net Debt to EBITDA" is a liquidity measure used by management to assess Strathcona's ability to repay debt, assuming that EBITDA remains consistent in future years. **"Net Debt to EBITDA (Post Montney Disposition)"** reflects Net Debt to EBITDA after giving effect to the Montney dispositions and expected synergies from the combination of Strathcona and MEG. These measures are calculated as Net Debt divided by EBITDA and Net Debt (Post Montney Disposition) divided by EBITDA (Post Montney Disposition).

The following table summarizes "EBITDA", "EBITDA (Post Montney Disposition)", "EBITDA Netback", "EBITDA Netback (Post Montney Disposition", "Net Debt to EBITDA" and "Net Debt to EBITDA (Post Montney Disposition)" of Strathcona, MEG and the combined business as at and for the year ended December 31, 2024:

	Year Ended December 31, 2024		
($ millions, unless otherwise indicated)	Strathcona	MEG	Combined
Oil and natural gas sales	**5,336**	**4,704**	**10,040**
Power and transportation revenue	—	58	**58**
Sales of purchased products	75	978	**1,053**
Purchased product	(75)	(958)	**(1,033)**
Blending costs	(1,081)	(1,682)	**(2,763)**
Royalties	(663)	(591)	**(1,254)**
Production and operating	(812)	(290)	**(1,102)**
Transportation and processing	(577)	(625)	**(1,202)**
General and administrative	(101)	(73)	**(174)**
Stock-based compensation	—	(24)	**(24)**
EBITDA	**2,102**	**1,497**	**3,599**
Adjustments for Montney dispositions	(458)	—	**(458)**
Synergies - Combined Company	—	—	**75**
EBITDA (Post Montney Disposition)	**1,645**	**1,497**	**3,217**
EBITDA Netback	**31.42**	**40.42**	**34.63**
EBITDA Netback (Post Montney Disposition)	**40.63**	**40.42**	**41.50**
Net Debt to EBITDA	**1.17x**	**0.47x**	**0.88x**
Net Debt to EBITDA (Post Montney Disposition)	**na**	**0.47x**	**0.18x**

"Funds Flow" is used by management to analyze operating performance and provides an indication of the funds generated by Strathcona's principal business to either fund operating activities, re-invest to either maintain or grow the business, make debt repayments or pay dividends. Funds Flow is derived from income adjusted for non-cash items, realized and unrealized gains and losses on risk management contracts, loss on settlement of other obligations, transaction related costs, debt extinguishment expense and other. "**Funds Flow (Post Montney Disposition)**" reflects Funds Flow after giving effect to the Montney dispositions, expected operating synergies from the combination of Strathcona and MEG, interest savings expected as a result of achieving an investment grade credit rating pursuant to the combination of Strathcona and MEG, and finance costs excluding amortization of debt issuance costs. **"Funds Flow per Share"** and **"Funds Flow (Post Montney Disposition) per Share"** are calculated by dividing Funds Flow and Funds Flow (Post Montney Disposition) for the applicable period by issued and outstanding shares at the end of the period. **"Funds Flow per boe"** and **"Funds Flow (Post Montney Disposition) per boe"** are calculated as Funds Flow and Funds Flow (Post Montney Disposition) divided by the respective sales volumes for the relevant period.

"Funds Flow less Sustaining Capex" is used by management to analyze operating performance and provides an indication of the funds generated by Strathcona's principal business to either fund operating activities, re-invest to grow the business, make debt repayments or pay dividends. Sustaining Capex represents the estimated capital expenditures required to maintain production at its current level. "**Funds Flow less Sustaining Capex (Post Montney Disposition)**" reflects Funds Flow less Sustaining Capex after giving effect to the Montney dispositions and expected synergies from the combination of Strathcona and MEG.

"Funds Flow less Sustaining Capex Yield" is calculated by dividing Funds Flow less Sustaining Capex by market capitalization.

The following table summarizes "Funds Flow", "Funds Flow (Post Montney Disposition)" and "Funds Flow less Sustaining Capex (Post Montney Disposition)" of Strathcona, MEG and the combined business as at December 31, 2024:

	Year Ended December 31, 2024		
($ millions, unless otherwise indicated)	Strathcona	MEG	Combined
Income	**604**	**507**	**1,111**
Deferred tax expense	249	185	**434**
Depletion, depreciation and amortization	874	620	**1,494**
Unrealized loss - foreign exchanged	68	65	**133**
Risk management contracts	44	(22)	**22**
Loss on settlement of other obligation	4	—	**4**
Transaction related costs	1	—	**1**
Finance costs	88	—	**88**
Stock-based compensation	—	24	**24**
Debt extinguishment expense	—	7	**7**
Other	—	4	**4**
Funds Flow	**1,932**	**1,391**	**3,322**
Adjustments for Montney dispositions	(427)	—	**(427)**
Synergies - Combined Company	—	—	**75**
Interest Changes - Montney Disposition	170	—	**170**
Interest Changes - Combined Company, Incl. Finance Synergies	—	—	**(63)**
Finance expense, excl. amortization of debt issuance costs	(68)	—	**(68)**
Funds Flow (Post Montney Disposition)	**1,607**	**1,391**	**3,009**
Sustaining Capex	(499)	(453)	**(952)**
Synergies - Combined Company	—	—	**40**
Funds Flow less Sustaining Capex (Post Montney Dispositions)	**1,108**	**938**	**2,097**

17

Advisories

"**Field Operating Income**" and "**Operating Netback**" are common metrics used in the oil and natural gas industry to assess the profitability and efficiency of field operations. "**Field Operating Income (Post Montney Disposition)**" reflects Field Operating Income after giving effect to the Montney Dispositions. **"Operating Netback"** and **"Operating Netback (Post Montney Disposition)"** are calculated as Field Operating Income and Field Operating Income (Post Montney Disposition) divided by the respective sales volumes for the relevant period.

The following table summarizes "Field Operating Income" and "Operating Netback" of Strathcona and MEG as at June 30, 2025:

($ millions, unless otherwise indicated)	Period Ended June 30, 2025 Strathcona	MEG
Oil and natural gas sales	2,151	1,991
Midstream revenue	7	—
Sales of purchased products	22	104
Purchased product	(22)	(103)
Blending costs	(576)	(745)
Royalties	(208)	(176)
Production and operating	(364)	(158)
Transportation and processing	(182)	(324)
Field Operating Income	**828**	**589**
Operating Netback	**40.20**	**37.68**

The following table summarizes "Field Operating Income" and "Operating Netback", an operating segment basis, of Cenovus Energy Inc. as at June 30, 2025:

	Period Ended June 30, 2025			
($ millions, unless otherwise indicated)	Oil Sands	Other (Conventional & Offshore)	Downstream	Total
Gross sales	14,367	2,279	15,448	32,094
Purchased product	(1,488)	(790)	(13,960)	(16,238)
Transportation and blending costs	(5,686)	(182)	—	(5,868)
Royalties	(1,450)	(77)	—	(1,527)
Operating	(1,377)	(412)	(1,801)	(3,590)
Field Operating Income	**4,366**	**818**	**(313)**	**4,871**
Operating Netback (Calculated)	**40.06**	**23.91**	**(2.60)**	**34.01**

"**Oil and natural gas sales, net of blending**", is reflected on a per boe basis calculated using sales volumes. Management calculates this metric by deducting the associated purchased product and blending cost from oil and natural gas sales and sales of purchased product and dividing by the respective sales volume. This ratio is useful to management when analyzing realized pricing against benchmark commodity prices. "Oil sales, net of blending (Post Montney Disposition)" reflects oil and natural gas sales, net of blending after giving effect to the Montney Dispositions.

	Year Ended December 31, 2024		
($ millions, unless otherwise indicated)	Strathcona	MEG	Combined
Oil and natural gas sales	5,336	4,704	10,040
Sales of purchased products	75	978	1,053
Purchased product	(75)	(958)	(1,033)
Blending costs	(1,082)	(1,682)	(2,764)
Oil and natural gas sales, net of blending	**4,255**	**3,042**	**7,297**
Adjustment for Montney oil and natural gas sales, net of blending	(963)	—	(963)
Oil sales, net of blending (Post Montney Disposition)	**3,292**	**3,042**	**6,334**
Oil sales, net of blending (Post Montney Disposition) ($/bbl)	**81.33**	**82.13**	**81.71**

"**Operating Earnings**" is considered a key financial metric for evaluating profitability and is derived from income adjusted for amounts which are considered non-recurring or not directly attributable to operations. "**Operating Earnings, Excl. Interest on Debt (Post Montney Disposition)**" reflects Operating Earnings after giving effect to the Montney dispositions. "**Operating Earnings ($/bbl)**" and "**Operating Earning, Excl. Interest on Debt ($/bbl), (Post Montney Disposition)**" are calculated by dividing Operating Earnings and Operating Earnings, Excl. Interest on Debt by the respective sales volumes in the relevant period.

The following table summarizes "Operating Earnings", "Operating Earnings, Excl. Interest on Debt" (Post Montney Disposition), "Operating Earnings ($/bbl)" and "Operating Earnings, Excl. Interest on Debt ($/bbl), (Post Montney Disposition)" of Strathcona, MEG and the combined company:

	Year Ended December 31, 2024		
($ millions, unless otherwise indicated)	Strathcona	MEG	Combined
Income	**604**	**507**	**1,111**
Loss (gain) on risk management contracts	44	7	**51**
Foreign exchange (gain) loss	68	68	**136**
Transaction related costs	1	—	**1**
Loss on settlement of other obligation	4	—	**4**
Deferred tax expense	249	185	**434**
Debt extinguishment expense	—	7	**7**
Onerous contract recovery	—	(3)	**(3)**
Operating Earnings	**970**	**771**	**1,741**
Adjustment for Montney dispositions	(149)	—	**(149)**
Interest expense, net	170	51	**221**
Amortization of loan financing fees	21	16	**37**
Operating Earnings, Excl Interest on Debt (Post Montney Disposition)	**1,012**	**838**	**1,850**
Operating Earnings ($/bbl)	**14.51**	**20.82**	**16.75**
Operating Earnings, Excl. Interest on Debt ($/bbl), (Post Montney Disposition)	**25.01**	**22.63**	**23.87**

"**Finance Expense, Excluding Interest on Debt**" is used by management to understand the expense associated with non-debt liabilities of the company. It includes accretion on lease liabilities, decommissioning liabilities, and onerous contract liabilities. It excludes amortization of debt issuance costs and includes debt extinguishment expense

"**Operating Earnings, excluding interest on debt**" is used by management to provide an indication of the funds generated by Strathcona before the inclusion of interest on debt.

Supplementary Financial Measures

"**1P and 2P B-Tax NPV10, Less Debt & Leases**" is comprised of before tax present value for 1P and 2P reserves, discounted at 10 per cent, as determined in accordance with NI 51-101, less the value of each company's **Net Debt** (Post Montney Disposition) and lease liabilities as at June 30, 2024. It is used by management to assess the intrinsic value of oil and gas reserves accounting for the time value of money.

"**Accretion / (Dilution)**" refers to the change in per-share financial metrics resulting from a transaction, and is used by management to assess the impact of an acquisition or merger. It is calculated by comparing a company's share of the combined company's attributes versus that same company's standalone attributes prior to the transaction. The accretion / (dilution) metrics include the effect of synergies. To account for the value Strathcona and MEG shareholders are receiving in the form of the special distribution, all accretion / (dilution) metrics assume Strathcona and MEG shareholders re-invest their special distribution into Strathcona at Strathcona's share price at announcement of the offer, which would increase their combined company ownership. In addition, in calculating the accretion / (dilution) to MEG shareholders, MEG's standalone metrics have been adjusted to only reflect the percentage not held by Strathcona (85.8%). Finally, MEG standalone per-share metrics are calculated on a fully-diluted basis (inclusive of RSUs & PSUs); however, the combined business per-share metrics assume MEG's RSUs & PSUs vest upon a change of control but are cash-settled. Strathcona has no dilutive securities in its share capital.

18

Slide Notes 19 Slide 2 1) Special Distribution is subject to shareholder and regulatory and other required approvals, and terms are subject to board approval; Special Distribution payable to all SCR shareholders, including MEG shareholders depositing their MEG shares under the Amended Offer and whose shares are taken up and those participating in any second stage transaction. 2) 410 million shares outstanding calculated as: 214.2mm SCR shares outstanding + 21.4mm shares issued to Waterous Energy Fund III + 174.6mm shares issued to MEG shareholders (calculated as 254.4mm outstanding MEG shares less 36.1mm shares held by SCR, multiplied 0.80 exchange ratio). Assumes that all of MEG shares outstanding are deposited under the Offer or acquired by Strathcona pursuant to a second step transaction. Based on number of MEG and SCR shares outstanding as of June 30, 2025 as stated in their Q2 2025 MD&A; assume MEG’s RSU’s and PSU’s are cash-settled upon a change of control. 3) Combined business net debt is Strathcona management’s estimate of net debt at closing of the transaction and payment of special distribution, including payment of the Special Distribution and break fee. Refer to “Non-GAAP Financial Measures and Ratios” regarding “Net Debt” and “Net Debt / EBITDA” 4) Based on recent discussions with rating agency regarding combined business capital structure; there can be no guarantee that SCR can obtain such credit rating. 5) Combined business shares outstanding and ownership figures assume that all of MEG shares are deposited under the Offer or acquired by Strathcona pursuant to a second step transaction and is based on the number of MEG shares outstanding as of June 30, 2025 as stated in their Q2 2025 MD&A; shares outstanding and pro forma ownership assume MEG’s RSU’s and PSU’s are cash-settled upon a change of control. 6) Based on Strathcona, MEG, and Cenovus 1-day volume-weighted average price on September 5, 2025 per Bloomberg. 7) Based on comparing an acquiror’s increase in market capitalization 5-days post deal announcement to the target’s pre-announcement market capitalization. Analysis done on all Canadian public-to-public M&A transactions >$500 million since 2006. 8) Based on 1,806 million CVE basic shares outstanding, 254 million MEG shares outstanding and 0.33125 CVE/MEG exchange ratio. 9) Refer to “Non-GAAP Financial Measures and Ratios” and “Forward-Looking Information”. 10) Profitability measured as 2026 expected funds flow per barrel. Funds flow estimates based on Peter’s and Co. September 2, 2025 “Energy update – Overview Tables” report, comparing 2026 expected unhedged cash flow per barrel. SCR assumes “cash flow” equivalent to “funds flow”. Reserve data based on year end 2024 reserve reports and production data based on 2024 annual reports. Growth profile based on Q4 2026 production to Q4 2025 production based on CapIQ estimates. Refer to “Non-GAAP Financial Measures and Ratios” and “Forward-Looking Information”. 11) Data based on Bloomberg. Calculated as share price appreciation (depreciation) assuming gross dividends are reinvested between January 1, 2017 and August 21, 2025 (last day prior to CVE/MEG announcement). Slide 3 Note: Based on data from Bloomberg, CapIQ, and public company disclosures. Includes Canadian-domiciled acquirors and targets, and public-to-public transactions, with a deal value greater than $500 million. Data from September 2006 – August 2025. (1) Calculated as buyer’s share price five days post-announcement divided by pre-announcement share price (2) Calculated as the buyer’s increase in market capitalization five days post-announcement divided by the seller’s pre-announcement market capitalization. Slide 4 Note: Based on Strathcona, MEG, and Cenovus 1-day volume-weighted average price on September 5, 2025 per Bloomberg. Offer consideration and shareholder approval process based on public company disclosure. Slide 5 (1) Based on Cenovus’s 1-day volume-weighted average price on September 5, 2025, and a MEG offer of $20.44 per share in cash plus a 0.33125 CVE/MEG exchange ratio. (2) Illustrative Value @ US$80 WTI calculated by multiplying current share consideration by the percentage increase in CVE + MEG funds flow at US$80/bbl WTI relative to CVE + MEG funds flow at strip pricing. Both estimates are inclusive of synergies and incremental interest associated with the acquisition. 2026 expected funds flow, both at strip and US$80/bbl WTI pricing, based on Peters & Co. 2026 expected unhedged cash flow estimates from their “September 2025 Fall Energy Overview” report (p. 10). SCR assumes “cash flow” equivalent to “funds flow”. Refer to “Non-GAAP Financial Measures and Ratios” and “Forward-Looking Information”. (3) Based on Strathcona’s 1-day volume-weighted average price on September 5, 2025, and a MEG offer of 0.80 SCR/MEG exchange ratio. (4) Illustrative Value @ US$80 WTI calculated by multiplying current share consideration by the percentage increase in SCR + MEG funds flow at US$80/bbl WTI relative to SCR + MEG funds flow at strip pricing. Both estimates are inclusive of synergies and incremental interest associated with the acquisition (shown on a pre-Special Distribution basis). 2026 expected funds flow, both at strip and US$80/bbl WTI pricing, based on Peters & Co. 2026 expected unhedged cash flow estimates from their “September 2025 Fall Energy Overview” report (p. 10). SCR assumes “cash flow” equivalent to “funds flow”. Refer to “Non-GAAP Financial Measures and Ratios” and “Forward-Looking Information” Slide 6 (1) Refer to “Non-GAAP Financial Measures and Ratios” (2) Calculated by taking MEG's market capitalization at the offer price of $30.86 / share and dividing by the sum of MEG's market capitalization under the offer and Strathcona's market capitalization using the September 5, 2025 1-day volume-weighted average price of $38.58/share. (3) Calculated as MEG’s post-combination share of the relevant metric divided by MEG’s standalone metric. Assumes Special Distribution is reinvested by shareholder to purchase additional SCR shares. Accretion/(dilution) metrics include the effect of expected synergies. (4) Calculated as SCR’s post-combination share of the relevant metric divided by SCR’s standalone metric. Assumes Special Distribution is reinvested by shareholder to purchase additional SCR shares. Accretion/(dilution) metrics include the effect of expected synergies. (5) 2024 metrics reflect actual financial results (unhedged) based on MEG and SCR financial statements, see “SCR (Post Montney Dispositions) and MEG Reconciliation of Revenue to Funds Flow Less Sustaining Capex”; for Strathcona’s financial results excluding Montney see “2024 Strathcona Full Year Segmented Results”; Strathcona assumes no interest expense in 2024 post Montney disposition; sustaining capital inclusive of turnaround capital for both MEG and SCR. (6) 2025E Funds Flow and Funds Flow less Sustaining Capex estimates shown at: US$60 WTI, (US$11.00) WCS Hardisty differential, (US$2.00) WCS Houston differential, and C$2.50 AECO; 2025 metrics exclude all contribution from SCR Montney assets, and reflect full-year contribution from MEG assets; see “SCR (Post Montney Dispositions) and MEG Reconciliation of Revenue to Funds Flow Less Sustaining Capex” ; sustaining capital inclusive of turnaround capital for both MEG and SCR. (7) Based on MEG Energy November 24, 2025 investor presentation entitled “Delivering Value: Canada’s Leading Pure Play Oil Sands Producer” page 12 and Strathcona November 14, 2024 “2024 Investor Day” page 62. (8) Based on MEG GLJ Report and SCR McDaniel Report; refer to “Oil and Gas Advisories” (9) Calculated as 1P or 2P PV10 (B-Tax) less net debt and leases as at June 30, 2025; SCR (post Montney disposition) is estimated to have $160mm of positive cash and $84mm of lease liabilities per Strathcona management estimates as at June 30, 2025; MEG has C$622mm of net debt and $272mm of lease liabilities (includes “Onerous Contract” provision) as at June 30, 2025. General On June 1, 2025, Strathcona completed the disposition of assets located primarily in the Groundbirch area in Northeast British Columbia (the "Groundbirch Asset Sale") for aggregate proceeds of $291.6 million, inclusive of interim closing adjustments, paid in common shares of Tourmaline Oil Corp. On July 2, 2025, Strathcona completed the disposition of assets located in the Kakwa and Grande Prairie areas in Northwest Alberta (the "Kakwa and Grande Prairie Asset Sales") for total cash consideration of $2,426.7 million, inclusive of interim closing adjustments. Combined business information contained in this presentation represents Strathcona post the Groundbirch Asset Sale and the Kakwa and Grande Prairie Asset Sales, together the “Montney Disposition”, adjusted to reflect operating, overhead and interest synergies expected to occur as a result of the combination with MEG and the planned $2.142bn Special Distribution.

Slide Notes 20 Slide 7 (1) Calculated as disclosed synergy amount divided by combined business 2025 expected funds flow, inclusive of synergies. SCR and MEG 2025E Funds Flow estimates shown at: US$60 WTI, (US$11.00) WCS Hardisty differential, (US$2.00) WCS Houston differential, and C$2.50 AECO; 2025 metrics exclude all contribution from SCR Montney assets, and reflect full-year contribution from MEG assets; see “SCR (Post Montney Dispositions) and MEG Reconciliation of Revenue to Funds Flow Less Sustaining Capex”. CVE estimates based on CapIQ equity research consensus as of September 5, 2025. Refer to “Non-GAAP Financial Measures and Ratios” (2) Calculated based on MEG shareholder’s equity ownership in combined business (~43% for SCR + MEG, ~4% for CVE + MEG) multiplied by disclosed synergy amount. (3) See “Expected Overhead Synergies”, “Expected Interest Synergies” and “Expected Operating Synergies” tables for SCR synergies. Financing synergies shown post the payment of the Special Distribution. (4) See Cenovus’s August 22, 2025 “Acquisition of MEG Energy” presentation. Slide 8 1) Based on Strathcona, MEG, and Cenovus Q2 2025 MD&A. 2) Operating netback calculated as revenue plus intersegment sales, less: royalties, purchased product, blending costs, production and operating expenses and transportation costs divided by sales volume (or throughput, in case of downstream). Refer to “Non-GAAP Financial Measures and Ratios” Slide 9 (1) Calculated as median value of shares traded between August 5, 2025 and September 5, 2025, data from Bloomberg. (2) Per Bloomberg, September 5, 2025. Slide 10 (1) 2026 expected funds flow based on CapIQ consensus estimates as of September 5, 2025. Sustaining capex estimates based on Strathcona internal estimates. Refer to “Non-GAAP Financial Measures and Ratios” and “Forward-Looking Information.” (2) Calculated based on Strathcona’s 1-day volume-weighted average price on September 5, 2025 and 410mm shares outstanding (3) Based on 2026 vs. 2025 metrics which excludes all contribution from SCR Montney assets, and reflect full-year contribution from MEG assets; see “SCR (Post Montney Dispositions) and MEG Reconciliation of Revenue to Funds Flow Less Sustaining Capex”. (4) Based on respective companies' 2024 reserve reports and 2024 production data from MD&A, see “SCR (Post Montney Dispositions) and MEG Reconciliation of Revenue to Funds Flow Less Sustaining Capex.” (5) Based on recent discussions with rating agency regarding combined business capital structure; there can be no guarantee that SCR can obtain such credit rating. Slide 11 1) Data based on Bloomberg. Calculated as share price appreciation (depreciation) assuming gross dividends are reinvested between January 1, 2017 and August 21, 2025 (last day prior to CVE/MEG announcement). SCR initial share price of $10.00 / share in January 2017. 2) Annualized return calculated as the CAGR of Total Shareholder Return between January 3, 2017 (first trading day of 2017) and August 21, 2025. Slide 13 Note: 2024 metrics reflect actual financial results (unhedged) based on MEG and SCR financial statements, for Strathcona’s financial results excluding Montney see “2024 Strathcona Full Year Segmented Results”; Strathcona assumes no interest expense in 2024 post Montney disposition 1) Refer to “Oil and Gas Advisories” 2) Refer to “Non-GAAP Financial Measures and Ratios” 3) Based on MEG GLJ Report and SCR McDaniel Report; refer to “Oil and Gas Advisories”; reserves presented gross of royalties; “Gross” means in relation to Strathcona’s interest in reserves or contingent resources, its working interest share before deduction of royalties and without including any royalty interests of Strathcona Slide 14 1) Includes bitumen, heavy oil, and light/medium crude, excludes NGLs and natural gas, based on Canadian companies MD&A and U.S. companies 10-Q 2) “Net” means in relation to Strathcona’s interest in reserves, its working interest (operating or non-operating) share after deduction of royalty obligations, plus Strathcona’s royalty interests in production or reserves; includes bitumen, heavy oil, and light/medium crude, excludes NGLs and natural gas; excludes supermajors; only represents company share of North American reserves (excludes International reserves) 3) Includes Whitecap’s Q1 2025 oil production and Veren’s Q4 2024 oil production 4) Excludes all contributions from SCR’s Montney assets

Slide Notes

SCR (Post Montney Dispositions) and MEG Reconciliation of Revenue to Funds Flow Less Sustaining Capex

		FY 2024A				FY 2025E			
		SCR Ex. Montney	MEG	Synergies	Post-Special Distribution SCR Combined	SCR Ex. Montney	MEG	Synergies	Post-Special Distribution SCR Combined
WTI	*US$/bbl*		$75.72				$60.00		
WCS - WTI Differential	*US$/bbl*		($14.75)				($11.00)		
AECO (C$/GJ)	*C$/GJ*		$1.38				$2.50		
CAD/USD FX	*x*		1.37				1.38		
Production	*bbl/d*	110,588	101,198		211,786	120,000	100,000		220,000
Revenue	*$mm*	$3,292	$3,042		$6,334	$2,880	$2,632		$5,512
Royalties	*$mm*	($567)	($591)		($1,158)	($282)	($301)		($584)
Opex	*$mm*	($640)	($234)	$25	($849)	($731)	($338)	$25	($1,044)
Transport	*$mm*	($364)	($623)		($987)	($400)	($698)		($1,099)
G&A and Stock-based Comp	*$mm*	($76)	($97)	$50	($123)	($84)	($95)	$50	($129)
EBITDA	***$mm***	**$1,645**	**$1,497**		**$3,217**	**$1,382**	**$1,200**		**$2,657**
Interest / Interest Income	*$mm*	–	($67)	$55	($131)	$10	($56)	$55	($131)
Finance Expense, Excl. Debt Amortization Costs and Debt Extinguishment	*$mm*	($37)	($39)		($76)	($35)	($40)		($75)
Tax	*$mm*	–	–		–	–	–		–
Funds Flow (Post Montney Disposition)	***$mm***	**$1,607**	**$1,391**		**$3,009**	**$1,357**	**$1,104**		**$2,451**
Sustaining Capex	*$mm*	($499)	($453)	$40	($912)	($542)	($505)	$40	($1,007)
Funds Flow (Post Montney Disposition) Less Sustaining Capex	***$mm***	**$1,108**	**$938**		**$2,097**	**$815**	**$599**		**$1,444**

Expected Overhead Synergies

		SCR Cold Lake	MEG	SCR Christina Lake
2024 G&A	*$mm*	$28	$73	$48
2024 Stock-based Comp (SBC)	*$mm*	–	$24	–
Total Overhead Costs	*$mm*	$28	$97	$48
Production	*bbl/d*	59,517	102,012	102,012
Overhead per Barrel	*$/bbl*	$1.28	$2.61	$1.28
Overhead Synergies	***$mm***			**$50**

Expected Interest Synergies

Estimated Combined Business Net Debt	*$mm*	$2,992
Current SCR Cost of Debt	%	6.00%
Estimated Combined Business Cost of Debt	%	4.15%
Interest rate Savings	%	1.85%
Interest Cost Savings	***$mm***	**$55**

Expected Operating Synergies

Combined Business Expected Thermal Capital Expenditures	*$mm*	$1,500
Expected Capital Synergies Percentage	%	5.00%
Expected Annual Capital Expenditures Synergies	***$mm***	**$75**
Combined Business Expected Thermal Non-Energy Opex	*$mm*	$500
Expected Non-Energy Opex Synergies Percentage	%	5.00%
Expected Annual Non-Energy Opex Synergies	***$mm***	**$25**

21

Slide Notes

The following table presents financial performance by reportable segment for the year ended December 31, 2024. Certain information related to general and administrative and finance costs has been represented to allocate by segment to conform with current period presentation. Commencing for the period ended March 31, 2025, Operating earnings is the metric used by the Company's Chief Operating Decision Makers to evaluate segment profit or loss. For the year ended December 31, 2024, field operating earnings was used by the Company's Chief Operating Decision Makers to evaluate segment profit or loss.

Strathcona 2024 Full Year Segemented Results

	Cold Lake	Lloydminster	Montney	Corporate	Consolidated	Consolidated Excluding Montney
Production volumes						
Bitumen (bbl/d)	59,516	–	–	–	59,516	59,516
Heavy oil (bbl/d)	–	51,107	–	–	51,107	51,107
Condensate and light oil (bbl/d)	–	42	19,880	–	19,922	42
Other NGLs (bbl/d)	–	2	11,956	–	11,958	2
Natural gas (mcf/d)	–	1,232	242,224	–	243,456	1,232
Production volumes (boe/d)	**59,516**	**51,356**	**72,207**	**–**	**183,079**	**110,872**
Sales volumes (boe/d)	59,491	51,097	72,206	–	182,794	110,588
Income Statement						
Oil and natural gas sales	$2,576	$1,797	$963	$0	$5,336	$4,373
Sales of purchased product	$18	$26	–	$31	$75	$75
Blending costs	($930)	($152)	–	–	($1,082)	($1,082)
Purchased product	($18)	($26)	–	($31)	($75)	($75)
Oil and natural gas sales, net of blending	**$1,646**	**$1,646**	**$963**	**–**	**$4,255**	**$3,292**
Royalties	385	182	96	–	$663	$567
Production and operating – Energy	128	113	7	–	$248	$241
Production and operating – Non-energy	196	204	164	–	$564	$400
Transportation and processing	88	276	213	–	$577	$364
Field Operating Income	**$849**	**$871**	**$483**	**–**	**$2,204**	**$1,721**
Depletion, depreciation and amortization	167	411	279	17	$874	$595
Field Operating Earnings	**$682**	**$460**	**$204**	**($17)**	**$1,330**	**$1,126**
General and administrative	28	48	25	–	$101	$76
Finance costs	3	4	31	50	$88	$58
Other income	–	–	–	(0)	($0)	($0)
Interest expense	–	–	–	170	$170	$170
Current income tax (recovery)	–	–	–	–	–	–
Operating Earnings	**$651**	**$408**	**$149**	**($237)**	**$971**	**$822**

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